Exhibit 10.2

Execution Version

Purchase and Sale Agreement

Dated November 12, 2024,

By and Among

Avant Natural Resources, LLC,

Avant Operating, LLC,

Guard Income Fund, LP,

Double Cabin Minerals, LLC,

Legion Water Services, LLC,

and

Legion Production Partners, LLC,

as Sellers,

And

Cimarex Energy Co.,

as Buyer

i

APPENDICES, EXHIBITS AND SCHEDULES

Appendix I	Definitions

Exhibit A-1	Leases
Exhibit A-2	Easements and Surface Interests
Exhibit A-3	Surface Fee Properties
Exhibit A-4	Fee Minerals
Exhibit A-5	Inventory and Equipment

Exhibit B	Wells
Exhibit C	Field Offices and Associated Properties
Exhibit D	Vehicles
Exhibit E-1	Form of Assignment and Bill of Sale
Exhibit E-2	Form of Deed
Exhibit F	Excluded Assets
Exhibit G-1	Form of Closing Certificate (Sellers)
Exhibit G-2	Form of Closing Certificate (Buyer)
Exhibit H	R&W Conditional Binder
Exhibit I	Form of Transition Services Agreement
Exhibit J	Form of Standstill Agreement
Exhibit K	Form of Letter Support Agreement
Exhibit L-1	Form of Plan of Division
Exhibit L-2	Form of Assignment of Membership Interests
Exhibit L-3	Form of Resignation
Exhibit TA	Target Area

Schedule AV	Allocated Values
Schedule PE	Permitted Encumbrances
Schedule SK	Sellers’ Knowledge Individuals
Schedule 1.4(a)(x)	Standstill Individuals
Schedule 1.5(c)(i)(C)	Property Costs
Schedule 2.2(b)	No Conflict
Schedule 2.4	Taxes
Schedule 2.5	Legal Proceedings
Schedule 2.7	Compliance with Legal Requirements
Schedule 2.8	Imbalances
Schedule 2.9(a)	Material Contracts
Schedule 2.9(b)	Material Contract Defaults
Schedule 2.10	Consents and Preferential Purchase Rights
Schedule 2.11(a)	Material Permits
Schedule 2.11(b)	Material Permit Matters
Schedule 2.12	Current Commitments
Schedule 2.13	Environmental Laws
Schedule 2.14	Wells
Schedule 2.15	Suspense Funds
Schedule 2.17	Certain Credit Support
Schedule 2.19	Payout Balances
Schedule 2.20	Royalties
Schedule 2.21	Insurance
Schedule 2.22	Non-Consent Operations
Schedule 2.23	Hedges
Schedule 2.24(a)	Leases – Expiring
Schedule 2.24(b)	Leases – Defaults
Schedule 2.24(c)	Leases – Unresolved Notices
Schedule 2.24(d)	Leases – Outstanding Obligations
Schedule 2.24(e)	Leases – Maintenance
Schedule 2.25	Dedications
Schedule 2.27	Specified Representations
Schedule 2.28	Affiliate Arrangements
Schedule 2.29	Lease Operating Statement
Schedule 2.31	No Transfer
Schedule 2.32	Surface Use
Schedule 2.33	Certain Operated Wells
Schedule 4.2	Certain Authorized Pre-Closing Actions
Schedule 4.2(b)	Authorized Pre-Closing Acquisitions, Trades and Swaps
Schedule 5.3	Midstream Agreements
Schedule 5.8	Acquisition Area
Schedule 5.11	Acreage Trade Transaction

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of November 12, 2024 (the “Execution Date”), by and among Avant Natural Resources, LLC, a Delaware limited liability company (“ANR”), Avant Operating, LLC, a Delaware limited liability company (“Avant Operating”), Guard Income Fund, LP, a Delaware limited partnership (“GIF”), Double Cabin Minerals, LLC, a Texas limited liability company (“DCM”), Legion Water Services, LLC, a Delaware limited liability company (“LWS”), and Legion Production Partners, LLC, a Delaware limited liability company (“LPP,” and collectively with ANR, Avant Operating, GIF, DCM and LWS, “Sellers” and, individually, a “Seller”), and Cimarex Energy Co., a Delaware corporation (“Buyer”). Sellers, on the one hand, and Buyer, on the other hand, are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITAL

Sellers desire to sell, and Buyer desires to purchase, all of Sellers’ collective right, title and interest in and to certain oil and gas properties and related assets and contracts that are further defined and described in this Agreement as the “Assets” for the consideration and on the terms set forth in this Agreement.

AGREEMENT

For and in consideration of the promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
SALE AND TRANSFER OF ASSETS; CLOSING

Section 1.1            Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell and transfer the Assets, effective as of the Effective Time, to Buyer, and Buyer shall purchase, pay for and accept the Assets from Sellers.

Section 1.2            Purchase Price; Deposit. Subject to any adjustments that may be made under Section 1.5, the purchase price for the Assets will be $1,450,000,000 (the “Purchase Price”). Within one (1) Business Day following the execution of this Agreement, Buyer shall deposit $108,750,000 by wire transfer in same day funds (such deposited amount, together with any interest and earnings thereon, the “Deposit Amount”) with the Escrow Agent into an escrow account (the “Deposit Escrow Account”) established pursuant to the terms and conditions of the Escrow Agreement and to be held and distributed by the Escrow Agent pursuant to the terms of the Escrow Agreement and this Agreement. If the Closing occurs, the Deposit Amount shall be applied as a credit toward the Preliminary Amount as provided in Section 1.4(b)(i). If this Agreement is terminated prior to the Closing in accordance with Section 8.1, then the provisions of Section 8.2 shall apply to the Deposit Amount.

Section 1.3            Closing; Preliminary Settlement Statement.

(a)           Subject to Section 8.1, the Closing shall, unless otherwise agreed to in writing by Buyer and Sellers, take place remotely and electronically on the later to occur of: (x) January 17, 2025, or (y) if all conditions to Closing under Article 6 and Article 7 have not yet been satisfied or waived as of such date, within five (5) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 8. The date (if any) on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Subject to the provisions of Articles 6, 7 and 8, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.3 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement.

(b)           Not later than five (5) Business Days prior to the Closing Date, Sellers will deliver to Buyer a statement setting forth in reasonable detail Sellers’ reasonable determination of the Preliminary Amount based upon the best information available at that time (the “Preliminary Settlement Statement”). The Preliminary Settlement Statement may include Sellers’ good faith estimates where actual amounts are not known at the time of Sellers’ delivery thereof. Sellers shall supply to Buyer reasonable documentation in the possession of Sellers or any of their respective Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Sellers and a brief explanation of any such adjustments and the reasons therefor. Within two (2) Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Sellers in writing any objections or proposed changes thereto. Sellers shall consider all such objections and proposed changes. The Parties will use their respective good faith efforts to reconcile and agree on any discrepancies to the Preliminary Settlement Statement prior to the Closing (but shall not be required to reach any such agreement). The estimate agreed to by Sellers and Buyer, or, absent such agreement, delivered in the Preliminary Settlement Statement delivered by Sellers (but incorporating any adjustments thereto that are agreed by the Parties prior to the Closing), will be the Preliminary Amount to be paid by Buyer to Sellers at the Closing.

Section 1.4            Closing Obligations. At the Closing:

(a)           Sellers shall deliver, execute or acknowledge (or cause the appropriate Persons to deliver, execute or acknowledge) to Buyer (or the other appropriate Persons):

(i)            the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located, together with any assignments, on appropriate forms, of any state, federal or Tribal Leases comprising portions of the Assets, if any, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;

(ii)           a duly executed joint instruction letter to the Escrow Agent to release the Deposit Amount, less the Adjustment Deposit, to Sellers;

(iii)          possession of the Assets (except the Suspense Funds, which shall be conveyed to Buyer by way of one or more adjustments to the Purchase Price as provided in Section 1.5(c)(ii)(E));

(iv)         certificates, in substantially the form set forth in Exhibit G-1 from each Seller, executed by an authorized person of such Seller and certifying on behalf of such Seller that its conditions to Closing set forth in Section 6.1 and Section 6.2 have been fulfilled (collectively, the “Sellers Certificates”);

(v)           a duly executed, valid and properly completed Internal Revenue Service Form W-9 of each Seller (or such Seller’s regarded owner, if such Seller is an entity disregarded as separate from its owner);

(vi)         an executed counterpart of the Preliminary Settlement Statement;

(vii)        for each Well operated by Sellers or their applicable operating Affiliate on the Closing Date, (A) such regulatory documentation on forms prepared by Sellers and reasonably acceptable to Buyer as are necessary to designate Buyer as operator of such Wells and (B) to the extent required by any applicable joint operating agreement, resignation of operator notices, prepared by Sellers and reasonably acceptable to Buyer;

(viii)       recordable releases or terminations of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by Sellers or their respective Affiliates encumbering or affecting the Assets;

(ix)          an executed counterpart to the Transition Services Agreement;

(x)           an executed counterpart of a standstill agreement, in substantially the form set forth in Exhibit I (the “Standstill Agreement”), from each of the individuals set forth on Schedule 1.4(a)(x);

(xi)          a letter support agreement, in substantially the form set forth in Exhibit J (the “Letter Support Agreement”), duly executed by each of the applicable Sellers; and

(xii)         such documents as Buyer or counsel for Buyer may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Sellers and reasonably satisfactory to Buyer).

(b)           Buyer shall deliver, execute or acknowledge (or cause the appropriate Persons to deliver, execute or acknowledge) to Sellers (or the other appropriate Persons):

(i)            an amount equal to: (x) the Preliminary Amount; minus (y) the Deposit Amount; minus (z) the Defect Escrow Amount if any, by wire transfer to the accounts specified in a written notice given by the Seller Representative to Buyer at least two (2) Business Days prior to the Closing Date;

(ii)           the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located, together with any assignments, on appropriate forms, of any state, federal or Tribal Leases comprising portions of the Assets, if any, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;

(iii)          a certificate, in substantially the form set forth in Exhibit G-2 executed by an authorized person of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Section 7.1 and Section 7.2 have been fulfilled;

(iv)          an executed counterpart of the Preliminary Settlement Statement;

(v)           for each Well operated by Sellers or their applicable operating Affiliate on the Closing Date, such regulatory documentation on forms prepared by Sellers and reasonably acceptable to Buyer as are necessary to designate Buyer as operator of such Wells;

(vi)         evidence of replacement bonds, guarantees, other sureties, letters of credit or other credit support described on Schedule 2.17;

(vii)        a duly executed joint instruction letter to the Escrow Agent to release the Deposit Amount, less the Adjustment Deposit, to Seller;

(viii)       a portion of the Preliminary Amount equal to the sum of: (i) the aggregate Disputed Title Amount; plus (ii) the aggregate Disputed Environmental Amount; plus (iii) the aggregate amount of alleged Title Defect Values associated with Title Defects that Sellers have elected to cure pursuant to Section 10.5(a) that are not yet cured as of the Closing Date (collectively, the “Defect Escrow Amount”), to the Escrow Agent by wire transfer to the Defect Escrow Account;

(ix)          an executed counterpart to the Transition Services Agreement;

(x)           an executed counterpart to the Letter Support Agreement; and

(xi)          such other documents as Sellers or counsel for Sellers may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Sellers and reasonably satisfactory to Buyer).

Section 1.5            Allocations and Adjustments. If the Closing occurs, then subject to Section 1.5(e):

(a)           Buyer shall be: (i) entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts and credits earned with respect to the Assets on or after the Effective Time; and (ii) responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets that are incurred from and after the Effective Time. Sellers shall be: (A) entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time; and (B) responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP using the accrual method of accounting and Council of Petroleum Accountants Society (COPAS) standards, each as consistently applied by Sellers prior to Closing; provided, however, in the event of any conflict between GAAP and COPAS, GAAP shall control. For the avoidance of doubt, ownership of the Assets shall transfer for U.S. federal Income Tax purposes at the Closing.

(b)           For purposes of allocating revenues, production, proceeds, income, accounts receivable and products under this Section 1.5: (i) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run; and (ii) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall: (A) rely upon the gauging, metering and strapping procedures which were conducted by the applicable Seller on or about the Effective Time; and (B) utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering and strapping data is not available on hand as of the Effective Time, unless such procedures are demonstrated to be inaccurate. To the extent available, Sellers shall provide to Buyer evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 1.5(c). Asset Taxes shall be prorated in accordance with Section 11.3. Surface use or damage fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.

(c)           The Purchase Price shall be, without duplication,

(i)           increased by the following amounts:

(A)          the aggregate amount of: (1) proceeds received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which any Seller is entitled under Section 1.5(a) (net of any (x) Royalties and (y) Third Party gathering, processing, transportation and other similar midstream, marketing and other post-production costs, in each case, to the extent actually deducted from the proceeds received by Buyer, or otherwise economically borne by Buyer, but excluding Asset Taxes); and (2) any other proceeds received by Buyer with respect to the Assets to which any Seller would otherwise be entitled under Section 1.5(a);

(B)           the amount of all Asset Taxes allocable to Buyer pursuant to Section 11.3 but paid or economically borne by Sellers;

(C)           the aggregate amount of all non-reimbursed Property Costs that have been paid by Sellers or their operating Affiliates that are attributable to Sellers’ interest in the Assets from and after the Effective Time, including any Property Costs prior to the Effective Time relating to operations from and after the Effective Time set forth on Schedule 1.5(c)(i)(C);

(D)           the aggregate amount of all unpaid accounts receivable reasonably expected to be recovered within ninety (90) days following the Closing Date in respect of (i) non-reimbursed Property Costs and other costs and expenses advanced by Sellers or any of their Affiliates in their capacity as the “operator” of any of the Assets in respect of Third Party working interest owners therein and (ii) amounts owed to Sellers or their respective Affiliates as “operator” of any Wells to satisfy previous overpayments by a Seller to any Third Party working interest owners in the Assets, in each case, that remain unpaid as of Closing (collectively, the “Specified Receivables”);

(E)           the aggregate amount of the Additional Interests Purchase Price;

(F)           a fixed overhead charge equal to $1,000,000 per month from the Effective Time through the Closing Date (prorated for any partial month);

(G)           to the extent that proceeds for such volumes have not been received by Sellers, an amount equal to the applicable product of the volume of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines, loading terminals or plants (including inventory, but excluding line fill and tank fill) as of the Effective Time; multiplied by the applicable Settlement Price;

(H)           if applicable, the amount, if any, of Imbalances in favor of Sellers, multiplied by $0.00 per Mcf or $71.50 per bbl, as applicable, or, to the extent that the Applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Sellers as of the Effective Time;

(I)            increased by an amount set forth on Exhibit A-5 for tubing casing, inventory, equipment and materials, if any, thereon;

(J)            the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon in writing by the Parties; and

(ii)           decreased by the following amounts:

(A)           the aggregate amount of (1) proceeds received by Sellers from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 1.5(a) (net of any (x) Royalties and (y) Third Party gathering, processing, transportation and other similar midstream marketing and other post-production costs, in each case, to the extent actually deducted from the proceeds received by Sellers or otherwise economically borne by Sellers, but excluding Asset Taxes), and (2) other proceeds received by Seller with respect to the Assets for which Buyer would otherwise be entitled under Section 1.5(a);

(B)           the amount of all Asset Taxes allocable to Sellers pursuant to Section 11.3 but paid or economically borne by Buyer;

(C)           the aggregate amount of all finally agreed downward adjustments to the Purchase Price pursuant to Article 10;

(D)           the aggregate amount of all non-reimbursed Property Costs that are attributable to the ownership or operation of the Assets prior to the Effective Time and that are actually paid by Buyer, but excluding Property Costs prepaid prior to the Effective Time relating to operations from and after the Effective Time;

(E)           the amount of the Suspense Funds;

(F)           if applicable, the amount, if any, of Imbalances owing by Sellers, multiplied by $0.00 per Mcf or $71.50 per bbl, as applicable, or, to the extent that the Applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Sellers as of the Effective Time; and

(G)           the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon in writing by the Parties.

(d)           As soon as practicable after the Closing, but no later than one hundred twenty (120) days following the Closing Date, Sellers shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth Sellers’ good faith calculation of the Final Amount and Seller’s determination of each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price. Sellers shall supply to Buyer reasonable documentation in the possession of Sellers or any of their respective Affiliates to support the items for which adjustments are proposed or made in the Final Settlement Statement delivered by Sellers and a brief explanation of any such adjustments and the reasons therefor. Buyer shall cooperate with Sellers and provide access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of Buyer’s business, to any books, records and data as may be reasonably requested by Sellers in connection with the preparation of the Final Settlement Statement. On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer may deliver to Sellers a written report containing any changes that Buyer proposes be made to the Final Settlement Statement (the “Dispute Notice”). The Dispute Notice shall include an explanation of all of Buyer’s proposed changes and supporting information forming the basis for each such change. During such thirty (30) day period, Buyer shall be given reasonable access to Sellers’ books and records (except any such books and records or other data that are Excluded Assets) relating to the matters required to be accounted for in the Final Settlement Statement. Any changes not included in the Dispute Notice shall be deemed waived. If Buyer fails to timely deliver a Dispute Notice to Sellers containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Sellers will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is one hundred sixty (160) days after the Closing Date (the “Post-Closing Date”). Except for Title Defect and Environmental Defect adjustments pursuant to Section 1.5(c)(ii)(C), which shall be subject to the arbitration provisions of Section 10.14, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties may submit the dispute to the Houston, Texas, office of Ernst & Young LLP, or, if Ernst & Young LLP is not available, to an independent, nationally recognized accounting firm mutually agreed upon by the Parties (the “Accounting Expert”). Such submission shall include a written description of each such dispute along with reasonable supporting detail for the position of Buyer, on the one hand, and Sellers, on the other hand. Upon receipt of such submission, the Accounting Expert shall finally determine such disputed item in accordance with the terms of this Agreement. The Accounting Expert shall act as an expert and not an arbitrator. In determining the proper amount of any adjustment to the Purchase Price related to each disputed item, the decision of the Accounting Expert with respect to such disputed item will be limited to the selection of the single proposal for the resolution of such disputed matter proposed by a Party that best reflects the terms and provisions of this Agreement. The decision of such Accounting Expert shall be binding on the Parties, and each of Sellers and Buyer shall bear its own legal fees and other costs presenting its case to the Accounting Expert (excluding any fees or expenses owed to the Accounting Expert). The fees and expenses of the Accounting Expert shall be borne one-half (1/2) by Sellers and one-half (1/2) by Buyer. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to, deemed agreed to, or fully and finally determined by the Accounting Expert as set forth in this Section 1.5(d) is referred to in this Agreement as the “Final Settlement Date,” and the final adjusted Purchase Price based on such final adjustments and amounts is referred to in this Agreement as the “Final Amount.” If: (a) the Final Amount is more than the Preliminary Amount, (i) Buyer shall pay to Sellers an amount equal to the Final Amount, minus the Preliminary Amount (provided that such amount shall not exceed an amount equal to the Adjustment Deposit) and (ii) Sellers and Buyer shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the entirety of the Adjustment Deposit to the Person(s) and to the accounts designated by Sellers; or (b) the Final Amount is less than the Preliminary Amount, then promptly (and in any event within five (5) Business Days following the final determination of the Final Amount), Sellers and Buyer shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Adjustment Deposit (A) to Buyer an amount in cash equal to the amount of such excess and (B) to the Person(s) and to the accounts designated by Sellers, the remainder of the Adjustment Deposit (including any interest accrued thereon), if any, after such payment to Buyer (provided that if the amount by which the Final Amount is less than the Preliminary Amount exceed the Adjustment Deposit, then Sellers shall have no further obligations to pay such excess amount to Buyer). For the avoidance of doubt, any amounts payable to Buyer pursuant to the foregoing sentence shall be satisfied exclusively out of the Adjustment Deposit. Any such payment shall be made within five (5) Business Days after the Final Settlement Date by wire transfer of immediately available funds to the accounts specified pursuant to wire instructions delivered in advance by Sellers or Buyer, as applicable.

(e)           Notwithstanding anything to the contrary in this Agreement, except to the extent such amounts are, or are attributable to, the Excluded Assets, following the date that is twelve (12) months after the Closing Date (the “Cut-Off Date”), Sellers shall have no further: (i) entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets; or (ii) responsibility for Property Costs or other costs and expenses incurred with respect to the Assets. From and after the Closing until the Cut-Off Date, and without duplication of any such amounts that are accounted for (or estimates of which are accounted for) in the Preliminary Settlement Statement or the Final Settlement Statement, as applicable, if a Party receives income, proceeds, receipts and credits to which the other Party is entitled under Section 1.5(a), then such Party shall remit such amounts to the other Party promptly, but in any event (y) with respect to the period from and after the Closing until the Final Settlement Date, within thirty (30) days, after receipt and (z) with respect to the period from and after the Final Settlement Date until the Cut-Off Date, once per calendar quarter.

Section 1.6            Assumption. Without limiting Buyer’s rights and remedies under the R&W Insurance Policy, from and after the Closing Date, Buyer shall assume, fulfill, perform, pay and discharge any and all liabilities, Damages and obligations, whether known or unknown, arising from, based upon, related to, or associated with the Assets and the Surviving AO Interests, whether attributable to any period prior to, at, or after the Effective Time (collectively, the “Assumed Liabilities”), including any and all Damages and obligations: (a) attributable to or resulting from the use, maintenance, ownership or operation of the Assets, regardless whether arising before, at or after the Effective Time; (b) imposed by any Legal Requirement or Governmental Body relating to the Assets; (c) for plugging, abandonment, decommissioning and surface restoration of the Assets, including oil, gas, injection, water or other wells and all surface facilities; (d) subject to Buyer’s rights and remedies set forth in Article 10, attributable to or resulting from the lack of Defensible Title to the Assets; (e) attributable to the Suspense Funds; (f) attributable to the Imbalances; (g) subject to Buyer’s rights and remedies set forth in Article 10, attributable to or resulting from all Environmental Liabilities relating to the Assets (including the ownership thereof); (h) related to the conveyance of the Assets to Buyer at Closing (including arising from the conveyance thereof without consent or in violation of a preferential purchase right or any maintenance of uniform interest provision); (i) attributable to or resulting from Asset Taxes (other than those Asset Taxes that are Seller Taxes); (j) attributable to the Leases and the Applicable Contracts; and (k) for any assessment, remediation, removal, transportation and disposal of these materials and associated activities in accordance with all Legal Requirements (including Environmental Laws) and requirements of Governmental Bodies. Buyer acknowledges that: (i) the Assets have been used in connection with the exploration for, and the development, production, treatment and transportation of, Hydrocarbons; (ii) spills of wastes, Hydrocarbons, produced water, Hazardous Materials and other materials and substances may have occurred in the past or in connection with the Assets; (iii) there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines and other equipment on or underneath the property underlying the Assets; (iv) it is the intent of the Parties that all liability associated with the above matters as well as any responsibility and liability to decommission, plug or replug such wells (including the Wells) in accordance with all Legal Requirements and requirements of Governmental Bodies be passed to Buyer whether arising prior to, at or after the Effective Time, and that Buyer shall assume all responsibility and liability for such matters and all claims and demands related thereto; (v) the Assets may contain asbestos, Hazardous Materials or NORM; (vi) NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms; (vii) wells, materials and equipment located on the Assets may contain NORM; and (viii) special procedures may be required for remediating, removing, transporting and disposing of asbestos, NORM, Hazardous Materials and other materials from the Assets.

Section 1.7            Allocation of Purchase Price. As soon as reasonably practicable following the Final Settlement Date, Buyer shall deliver to the Seller Representative for its review and approval an allocation of the Final Amount and any other items that are treated as consideration for U.S. federal Income Tax purposes among the six (6) categories of assets specified in Part II of Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060) in accordance with Section 1060 of the Code, and the regulations thereunder (the “Tax Allocation”). The Seller Representative shall provide Buyer with any comments to the Tax Allocation within thirty (30) days after the date of receipt by the Seller Representative. If the Seller Representative does not deliver any written notice of objection to the Tax Allocation within such thirty (30) day period, the Tax Allocation shall be final, conclusive and binding on the Parties. If a written notice of objection is timely delivered to Buyer, the Seller Representative and Buyer will negotiate in good faith for a period of twenty (20) days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, the Seller Representative and Buyer resolve their differences in writing as to any disputed amount, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Tax Allocation. Any subsequent adjustments to the Final Amount for U.S. federal Income Tax purposes shall be allocated in a manner consistent with the Tax Allocation that is determined to be final and binding pursuant to this Section 1.7 (if any). Sellers and Buyer each agree to report, and to cause their respective Affiliates to report, consistently with such final Tax Allocation, as adjusted, on all Tax Returns, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign law). Sellers and Buyer each agree not to take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, litigation, investigation or otherwise. Notwithstanding the foregoing, neither Sellers nor Buyer shall be unreasonably impeded in their ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar Proceedings in connection with the Tax Allocation. If the Seller Representative and Buyer are unable to agree to the Tax Allocation in accordance with the terms of this Section 1.7, each Party may adopt its own position regarding the allocation of the Final Amount (and any other items that are treated as consideration for U.S. federal Income Tax purposes) among the Assets based on its own determination and in its sole discretion. Whether or not Buyer and Seller Representative reach an agreement with respect to the Tax Allocation, each Party shall promptly notify the other upon receipt of notice of any pending or threatened Tax audit, claim or similar Proceeding related to the Tax Allocation.

Section 1.8            Adjustment Deposit. If the Closing occurs, the Parties shall direct the Escrow Agent to retain a portion of the Deposit Amount in escrow equal to $10,875,000 (such amount, together with any interest and earnings thereon, the “Adjustment Deposit”), as support of Sellers’ obligations under Section 1.5(d). The Adjustment Deposit shall be released as and when provided in Section 1.5(d).

Section 1.9            Withholding. Notwithstanding anything to the contrary stated elsewhere in this Agreement, Buyer and any other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment pursuant to applicable Legal Requirements with respect to Taxes; provided, however, that except with respect to any deduction or withholding required as a result of any Seller’s failure to comply with Section 1.4(a)(v), Buyer shall provide at least five (5) Business Days’ written notice to Seller Representative if Buyer intends to deduct or withhold any amounts under this Section 1.9 and the Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Legal Requirements, the amount of any such deduction or withholding. To the extent such amounts are so withheld and paid over to or deposited with the relevant Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article 2
REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the provisions of this Section 1.8 and the other terms and conditions of this Agreement, and the exceptions and matters set forth on Sellers’ disclosure Schedules, each Seller severally and not jointly represents and warrants to Buyer, solely with respect to itself and its particular interests in the Assets (it being understood that representations below with respect to the Assets or other properties included therein shall be understood to refer only to its interests in the Assets or such properties) as of the Execution Date and, effective upon the Closing, the Closing Date the following matters in this Section 1.8:

Section 2.1            Organization and Good Standing. (a) Each of ANR, Avant Operating, DCM, LWS and LPP is a limited liability company, duly organized, validly existing and in good standing under the laws of the State in which it is organized and (b) GIF is a limited partnership, duly organized, validly existing and in good standing under the laws of the State in which it is organized. Such Seller where required is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full organizational power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impede the consummation by Sellers of the transactions contemplated by this Agreement or any other Transaction Documents or materially impair the ability of the Buyer to operate the Assets in the ordinary course of business.

Section 2.2            Authority; No Conflict.

(a)           The execution, delivery and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary organizational action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller. At the Closing, all instruments executed and delivered by such Seller at or in connection with the Closing shall have been duly executed and delivered by such Seller. This Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon execution and delivery by such Seller of the Instruments of Conveyance and other Seller Closing Documents at the Closing, such Instruments of Conveyance and delivery of the other Seller Closing Documents shall constitute legal, valid and binding transfers and conveyances of the Assets. Upon the execution and delivery by such Seller of any other documents at the Closing (collectively with the Instruments of Conveyance, the “Seller Closing Documents”), the Seller Closing Documents shall constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b)           Except as set forth in Schedule 2.2(b), and assuming: (x) the receipt of all Consents and (y) the waiver of all Preferential Purchase Rights; in each case as applicable to the Contemplated Transactions, neither the execution and delivery of this Agreement by such Seller nor the consummation or performance of any of the Contemplated Transactions by such Seller shall, directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with, or result in a violation of (A) any provision of such Seller’s Organizational Documents or (B) any resolution adopted by such Seller’s board of directors, managers, officers or general partner;

(ii)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any Contract or agreement or any Legal Requirement or Order to which such Seller, or any of the Assets, may be subject, where such contravention, conflict, result or right would result in a Material Adverse Effect;

(iii)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that relates to the Assets, where such contravention, conflict, result or right would result in a Material Adverse Effect; or

(iv)         result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, where such imposition or creation would result in a Material Adverse Effect, except for Permitted Encumbrances.

Section 2.3            Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings pending or being contemplated by such Seller or, to such Seller’s Knowledge, Threatened against such Seller. No transfer of property is being made, and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay, or defraud either present or future creditors of such Seller or any of its subsidiaries. Neither such Seller nor any of its Affiliates is insolvent and no such Person shall be rendered insolvent by the consummation of any of the Contemplated Transactions.

Section 2.4            Taxes. Except as disclosed on Schedule 2.4: (a) all material Tax Returns required to be filed by each Seller with respect to Asset Taxes have been filed with the appropriate Governmental Body, and all such Tax Returns are true, accurate and complete and correct in all material respects; (b) all material Asset Taxes with respect to the Assets (and any other Taxes that could give rise to an Encumbrance on any of the Assets) that have become due and payable have been paid in full to the appropriate Governmental Body (regardless of whether such Asset Taxes are set forth on a Tax Return); (c) there are no material administrative or judicial Proceedings by any Governmental Body pending relating to Asset Taxes and there is no audit, litigation or other proceeding (in each case which remains unresolved) that has been asserted, proposed or threatened (in each case, in writing or, to any Seller’s Knowledge, otherwise) with respect to such Asset Taxes; (d) no Asset is subject to any tax partnership agreement requiring a partnership Income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code; (e) there are no Encumbrances on any of the Assets attributable to Asset Taxes (other than Permitted Encumbrances); and (f) no power of attorney that would continue to apply with respect to Asset Taxes following the Closing has been granted.

Section 2.5            Legal Proceedings. Other than the Proceedings set forth on Schedule 2.5 or Proceedings under antitrust Legal Requirement that may arise after the Execution Date with respect to the Contemplated Transactions, there are no Proceedings pending to which such Seller is a party, or, to such Seller’s Knowledge, Threatened against such Seller or any of its Affiliates or to which a Third Party operator of the Assets is a party, in each case, that: (a) relates to such Seller’s ownership, use or operation of any of the Assets or (b) challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

Section 2.6            Brokers. Neither such Seller nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions, other than obligations that are and will remain the sole responsibility of such Seller and its Affiliates.

Section 2.7            Compliance with Legal Requirements. Except as set forth in Schedule 2.7, such Seller’s and its Affiliates’ ownership and operation of the Assets (and, to such Seller’s Knowledge, the operation of the Assets by any applicable Third Parties during such Seller’s period of ownership) is and has been in compliance with all applicable Legal Requirements in all material respects, other than with respect to violations or instances of non-compliance that have been fully and finally resolved or corrected. Neither such Seller nor any of its Affiliates has received any written notice of any material claim, audit or investigation by any Governmental Body of any violation of applicable Legal Requirements with respect to the Assets that has not been resolved. Seller has not received notice that any Third Party is in violation in any material respect of any applicable Legal Requirement with respect to its operation of the Assets.

Section 2.8            Imbalances. Except as set forth on Schedule 2.8, there are no material Imbalances with respect to such Seller’s obligations relating to the Wells.

Section 2.9            Material Contracts.

(a)           Schedule 2.9(a) sets forth a true, complete and accurate list of all Applicable Contracts (including any and all amendments, supplement thereto and all currently applicable written waivers of any of the terms thereof) binding on the Assets or Buyer’s ownership thereof after the Closing of the type described below as of the Execution Date (collectively, the “Material Contracts”):

(i)            any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, marketing, supply, exchange, processing or similar Applicable Contract that is not terminable without penalty to, or payment by such Seller (or Buyer after Closing) on sixty (60) days’ or less notice;

(ii)           other than customary joint operating agreements or unit operating agreements, any Applicable Contract that can reasonably be expected to result in aggregate payments by such Seller of more than $250,000 (net to such Seller’s interest) during the current or any subsequent fiscal year or more than $750,000 in the aggregate (net to such Seller’s interest) over the term of such Applicable Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(iii)          any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit or similar financial Contract that will be binding upon the Assets or Buyer after the Closing;

(iv)         any Applicable Contract (other than confidentiality or similar agreements entered into in the ordinary course of business) that prohibits or materially restricts such Seller from competing in any jurisdiction, including any Applicable Contract that: (A) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future; (B) includes non-competition restrictions; or (C) includes any right of first offer that are applicable to such Seller’s interest in the Assets;

(v)          any Applicable Contract between or among such Seller, on the one hand, and any Affiliate of such Seller, on the other hand, that will be binding upon the Assets or Buyer after the Closing;

(vi)         any Applicable Contract that contains any calls on, or options to purchase, material quantities of Hydrocarbon production, other than pursuant to currently effective Hydrocarbon purchase and sale contracts to which the Assets will be subject after Closing;

(vii)        all Applicable Contracts for the sale of gas containing a take or pay, advance payments, prepayment or similar provision or requiring gas to be gathered, delivered, processed or transported without then or thereafter receiving full payment therefor;

(viii)       any Applicable Contract that constitutes a partnership agreement, joint venture agreement, joint operating agreement, joint development agreement, unit operating agreements, exploration agreements, participation agreements, farmin or farmout agreement or similar Contract where the primary obligation has not been completed prior to the Effective Time and would be binding upon Buyer or the Assets after the Closing;

(ix)          to the extent currently pending, any Applicable Contract to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets at any time from and after the Effective Time, but excluding conventional rights of reassignment upon intent to abandon any Asset;

(x)           any Applicable Contract for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from or allocable to the Assets that is not terminable without penalty to, or payment by such Seller (or Buyer after Closing) on sixty (60) days’ or less notice;

(xi)          any Applicable Contract requiring such Seller or its Affiliates to post guarantees, bonds, letters of credit or similar financial agreements;

(xii)         any Applicable Contract for salt water or fresh water disposal, gathering, processing, transportation or other similar agreements, or any water rights or water source agreements, that is not terminable without penalty to, or payment by such Seller (or Buyer after Closing) on sixty (60) days’ or less notice;

(xiii)        any Applicable Contract containing “tag-along” or “drag-along” rights, preferential rights or other similar rights of, or applicable to, any Person, including, without limitation, any “change of control” or other similar provision; and

(xiv)        any Applicable Contract that constitutes a lease under which such Seller is the lessor or the lessee of real or personal property which lease (A) that is not terminable without penalty to, or payment by such Seller (or Buyer after Closing) on sixty (60) days’ or less notice and (B) involves (x) an annual base rental of more than $250,000 or (y) the payment of more than $250,000 in the aggregate (net to Sellers’ interest).

(b)           Neither such Seller nor any of its applicable Affiliates, nor to such Seller’s Knowledge, any other Person party thereto is in breach or default under any Material Contract, except as set forth on Schedule 2.9(b). All Material Contracts are in full force and effect and constitute legal and binding obligations of such Seller or its applicable Affiliates in all material respects. No written notice of material default or breach has been received or delivered by such Seller or any of its applicable Affiliates under any Material Contracts, the resolution of which is outstanding as of the Execution Date, and there are no current written notices that have been received by such Seller or any of its applicable Affiliates to cancel, amend the terms of, renegotiate, modify or accelerate, or of the exercise of any premature termination, price redetermination, market-out or curtailment of, any Material Contract. On or prior to the Execution Date, such Seller has provided or made available to Buyer complete and accurate copies of all Material Contracts set forth on Schedule 2.9(a).

Section 2.10          Consents and Preferential Purchase Rights. Except as set forth on Schedule 2.10, none of the Assets are subject to any Preferential Purchase Rights or Consents which may be applicable to the Contemplated Transactions, except for Customary Post-Closing Consents.

Section 2.11          Permits. Schedule 2.11(a) sets forth a true, accurate and complete list of all Permits that are required to be obtained to permit the ownership, lease and operation of the Assets owned by Sellers (each, a “Material Permit”), except where the failure to schedule a Permit would not result in a Material Adverse Effect. Except as set forth on Schedule 2.11(b), with respect to Assets currently operated by such Seller or any of its Affiliates: (a) such Seller or its Affiliate (as applicable) has acquired and is maintaining in full force and effect (and, to the extent applicable, has timely filed applications to renew) all Material Permits applicable to such Assets in material compliance with all applicable Legal Requirements; (b) all such Material Permits are in full force and effect and no Proceeding is pending or Threatened that may result in any material adverse modification, revocation, termination or suspension of any such Material Permit or a declaration that any such Material Permit is invalid; (c) such Seller is in compliance in all material respects with all such Material Permits; (d) no written notice of violation of the terms of such Material Permits has been received by such Seller or any of its Affiliates or, to such Seller’s Knowledge, any Third Party operator of the Assets, the resolution of which is outstanding as of the Execution Date; and (e) no event has occurred which permits, or (after giving notice or lapse of time or both) would permit, and the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any material adverse modification, revocation, termination or suspension of any Material Permit or the imposition of any restriction of such a nature as may limit the ownership, use or operation of any of the Assets as historically conducted.

Section 2.12          Current Commitments. Schedule 2.12 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than $250,000 (net to such Seller’s interest) (the “AFEs”) that are binding on the Assets and for which all of the activities anticipated in such AFEs have not been completed by the Effective Time.

Section 2.13          Environmental Laws. Except as disclosed on Schedule 2.13, as of the Execution Date: (a) there are no Proceedings pending, or to such Seller’s Knowledge, Threatened, before any Governmental Body with respect to the Assets alleging material violations of Environmental Laws; (b) such Seller has not received written notice from any Person of (i) any alleged or actual material violation of any Environmental Law arising from, based upon, associated with or related to the Assets, or the ownership or operation of any thereof, or (ii) any release or disposal of Hazardous Materials concerning any land, facility, asset or property including in the Assets, in each case, the subject of which notice is unresolved; (c) the Assets that are operated by such Seller or its Affiliates, and to such Seller’s Knowledge, the Assets operated by Third Party operators, are in compliance with Environmental Laws in all material respects (other than any non-compliance that has been previously cured or otherwise resolved in accordance with applicable Environmental Laws); (d) during the past two (2) years there has been no release of Hazardous Materials on or from the Assets operated by such Seller or its Affiliates, or, to such Seller’s Knowledge from any Asset not operated by such Seller or its Affiliates, for which there are outstanding material investigative or remediation obligations under Environmental Laws and for which remedial or corrective action has not been taken pursuant to Environmental Laws or that has not been previously cured or otherwise resolved in accordance with applicable Environmental Laws; (e) neither such Seller nor any of its Affiliates has entered into, and to such Seller’s Knowledge the Assets operated by such Seller or its Affiliates are not subject to, and, to such Seller’s Knowledge, no Third Party operator has entered into, and the Assets operated by any Third Party are not subject to, any written agreements, consents, orders, decrees or judgments of any Governmental Body, that are in existence as of the Execution Date, that are based on any Environmental Laws and that impose material restrictions on the current or future use, ownership or operation of any of the Assets; and (f) neither such Seller nor any of its Affiliates is subject to any outstanding and unsatisfied judgment, order, consent order, injunction, decree or writ of any Governmental Body under Environmental Laws as of the Execution Date with respect to the Assets that would (i) materially restrict the future use of any of the Assets as currently operated or (ii) require any material change in the present use of any of the Assets. Copies of all final written reports of environmental site assessments or compliance audits by a Third Party on behalf of such Seller or any of its Affiliates that are in such Seller’s or any of its Affiliates’ possession or control, in each case, that have been prepared in the five (5) years prior to the Execution Date have been, in each case, provided or made available to Buyer prior to the Execution Date.

Section 2.14          Wells. Except as disclosed on Schedule 2.14: (a) all Wells drilled by such Seller or any of its Affiliates and, to such Seller’s Knowledge, all Wells drilled by a Third Party, in each case, have been drilled and completed within the limits permitted by all applicable Leases and Applicable Contracts and no Well is subject to material penalties on allowable production after the Effective Time because of any overproduction; (b) there are no Wells that (i) such Seller is currently obligated by applicable Legal Requirements or Applicable Contract to plug or abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body or (ii) are in use for purposes of production or injection, suspended, or temporarily abandoned except in accordance with applicable Legal Requirements, Applicable Contracts or Leases; (c) all currently producing Wells are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted; (d) there are no Wells that have been plugged, dismantled or abandoned by such Seller or any of its Affiliates or, to such Seller’s Knowledge, by any Third Party operator, in a manner that does not comply in all material respects with applicable Legal Requirements, Leases, Applicable Contracts and Permits.

Section 2.15          Suspense Funds. Schedule 2.15 sets forth a true, complete and accurate list of all Suspense Funds held by such Seller or any of its Affiliates as of the date indicated in such Schedule, which includes, to such Seller’s Knowledge, (a) the amount and value of such Suspense Funds, (b) the reason such funds are being held in suspense, and (c) the name or the names of the Person(s) claiming such funds or to whom such funds are owed (if available). Except as set forth on Schedule 2.15, no share of Hydrocarbon proceeds attributable to such Seller’s interest in the Assets to which such Seller is entitled is currently being held in suspense by the applicable Third-Party operator or payor thereof.

Section 2.16          Payments for Production. Except for Imbalances, which are addressed in Section 2.8, such Seller is not obligated by virtue of a take-or-pay payment, advance payment or other similar payment (other than gas balancing agreements) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to such Seller’s interest in the Assets at some future time without receiving full payment therefor at or after the time of delivery.

Section 2.17          Certain Credit Support. Schedule 2.16 sets forth all material cash deposits, guarantees, letters of credit, treasury securities, security bonds and other forms of credit assurances or credit support, in each case, posted or entered into by such Seller or any Affiliate of such Seller in connection with the ownership or operation of the Assets (the “Credit Support”).

Section 2.18          Special Warranty of Title. On the Closing Date, such Seller holds Defensible Title to each of the Lease Tracts and Wells free and clear of any lawful and valid claims by Third Parties claiming title to such Lease Tracts or Wells or any part thereof, in each case, to the extent and only insofar as such claims arose by, through or under such Seller or its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances.

Section 2.19          Payout Balances. Schedule 2.19 sets forth in all material respects the “payout” balance for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease, by its terms), as of the applicable dates set forth in such Schedule.

Section 2.20          Royalties. Except for Suspense Funds for which the unadjusted Purchase Price will be adjusted pursuant to Section 1.5(c)(ii)(E) and except as otherwise set forth on Schedule 2.20, such Seller has timely and properly paid, in all material respects, all material Royalties with respect to Hydrocarbons produced from the Assets due by such Seller during the period of such Seller’s ownership of the Assets.

Section 2.21          Insurance. Schedule 2.21 sets forth: (a) a true and correct list of all material policies of insurance carried by or for the benefit of such Seller for the Assets (other than title insurance policies, if any, with respect to any real property); and (b) a summary of coverages under such policies as of the Execution Date. All premiums due on such insurance policies have either been paid or, if not yet due, accrued. All such insurance policies are in full force and effect and enforceable in accordance with their terms. Neither such Seller nor any of its Affiliates has received any written notice of cancellation, termination or non-renewal of any insurance policy or refusal of coverage under any insurance policy. Schedule 2.22 sets forth a list of all pending insurance claims of such Seller or its Affiliates with respect to the Assets.

Section 2.22          Non-Consent Operations. Except as set forth on Schedule 2.22, none of such Seller or any of its Affiliates, during its period of ownership of the Assets, has elected not to participate in any operation or activity proposed with respect to the Assets which could result in such Seller’s or any of its Affiliates’ interests in such Assets becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

Section 2.23          Hedges. Except as set forth on Schedule 2.23, there are no Hedge Contracts, futures, options, swaps or other derivatives with respect to the sale of Hydrocarbons from the Assets that will be binding on the Assets after Closing.

Section 2.24          Leases.

(a)           Schedule 2.24(a) sets forth the expiration dates of the primary terms for each Lease with a primary term that will expire prior to the Closing Date or in the twelve (12) month period immediately following the Closing Date.

(b)           Except as set forth on Schedule 2.24(b), there are currently pending no written requests or written notices or demands that have been received by such Seller or any of its Affiliates or, to such Seller’s Knowledge, any Third Party operator of the Assets, alleging (i) that any payment required under the Leases has not been paid or such Seller, any of its Affiliates, or any Third Party operator of the Assets has failed to perform any of its material obligations under any of the Leases and (ii) as a result thereof, the applicable Lease has terminated or is terminable.

(c)           Except as set forth on Schedule 2.24(c), neither such Seller nor any of its Affiliates has received and, to Seller’s Knowledge, no Third Party operator of the Assets has received, from any other party to any Lease, any unresolved written notice stating (i) a reasonable basis to terminate, forfeit or unilaterally modify such Lease or (ii) that an event has occurred and that such event constitutes (or with notice or lapse of time, or both, would constitute) a material breach under any Lease.

(d)           Except as set forth on Schedule 2.24(d), none of the Leases operated by such Seller or its Affiliates and, to such Seller’s Knowledge, none of the Leases operated by any Third Party or its Affiliates, in each case, is expressly subject to (i) any unfulfilled obligations to drill any commitment wells following the primary term thereof within the twelve (12) month period immediately following Closing or (ii) any requirement to drill additional wells, maintain continuous drilling operations or otherwise conduct material development operations within the twelve (12) month period immediately following Closing in order to continue such Lease in force and effect after the primary term thereof or to otherwise hold the net acres or the vertical depths or formations of any such Lease.

(e)           Schedule 2.24(e) sets forth sets forth those Leases that are currently being maintained by the payment of shut-in royalties or other similar lease maintenance payments in lieu of operations or production.

Section 2.25           Dedications; Minimum Volume Commitments.

(a)           Except as set forth on Schedule 2.25, neither such Seller nor any of its Affiliates is a party to any Applicable Contract binding on or applicable to the Assets (i) that contains a commitment for such Seller or any such Affiliate to provide or receive a minimum volume of Hydrocarbons, sand or water to or from another Person (except for and excluding any minimum volume of Hydrocarbons committed under a customary base contract for the sale and purchase of natural gas, as amended or supplemented) or (ii) that requires such Seller or any such Affiliate to pay, or receive from any Person, a deficiency payment or similar obligation (or become subject to any penalty or similar damages) in the event such Seller or any such Affiliate, or any such Person, fails to provide the applicable minimum volume of Hydrocarbons, sand or water in such relevant period.

(b)           Except as set forth on Schedule 2.25, neither such Seller nor any of its Affiliates is a party to, and none of the Assets is subject to, any Applicable Contract binding on or applicable to the Assets pursuant to which any portion of the Assets is dedicated or Hydrocarbons produced therefrom are otherwise required to be delivered to a certain Person.

Section 2.26           Condemnation. As of the Execution Date, there is no pending or, to such Seller’s Knowledge, threatened in writing taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation or eminent domain.

Section 2.27          Specified Representations. Except as set forth on Schedule 2.27:

(a)           the ownership and operation of the Assets by such Seller or its Affiliates has not resulted in material personal injury or illness or death of any Person or damage to any Third Party properties;

(b)           neither such Seller nor any of its Affiliates (with respect to the Assets) or, to such Seller’s Knowledge, any Third Party operator of the Assets has disposed of any Hazardous Materials offsite of the Assets prior to Closing, except (i) in compliance with all Environmental Laws in all material respects, and (ii) in such a manner and location as has not given and would not give rise to material damages or liabilities under applicable Environmental Laws for such Seller or any of its Affiliates or, following the Closing, Buyer or any of its Affiliates;

(c)           there have been no material fines or penalties levied by Governmental Bodies against such Seller or its Affiliates with respect to the ownership or operation of the Assets and such Seller has not conducted business or owned or operated the Assets in a manner that have given or will give rise to any such fines or penalties;

(d)           neither such Seller nor any of its Affiliates has any obligations, responsibilities or liabilities with respect to employment relationships for which Buyer will be responsible after Closing;

(e)           none of such Seller or any of its Affiliates has taken any action constituting Fraud, gross negligence or willful misconduct in connection with the ownership or operation of the Assets operated by such Seller or any of its Affiliates; and

(f)           such Seller has properly paid (or caused to be paid) all payments due and payable by such Seller to working interest owners, counterparties to any Contracts or other similar burdens with respect to such Seller’s interest in the Assets, or if not paid, is contesting such payments in good faith in the ordinary course of business as described on Schedule 2.27.

Section 2.28          Affiliate Arrangements. Except as set forth on Schedule 2.28, neither such Seller nor any of its Affiliates is involved in any business arrangement or relationship or is party to any Applicable Contract with any Affiliate of any Seller relating to the Assets or the ownership, operation, development or use of the Assets that, in each case, will be applicable to, binding upon or otherwise burden any of the Assets or the ownership, operation, development or use of any of the Assets from and after the Closing.

Section 2.29          Lease Operating Statement. The information set forth in the lease operating statements related to the Assets and set forth on Schedule 2.29 is true and accurate in all material respects for the time periods covered thereby, subject to ordinary course reconciliations.

Section 2.30          No Material Adverse Effect; Absence of Changes.

(a)           Since the Effective Time, no Material Adverse Effect has occurred.

(b)           As of the Execution Date, there are no pending or, to such Seller’s Knowledge, threatened Casualty Losses with respect to any Assets with damages estimated to exceed $500,000 in the aggregate for all Casualty Losses, net to such Seller’s interest.

(c)           Since the Effective Time, (i) such Seller has not taken any action which, if such action (or the failure to take any action) would have occurred after the Execution Date, would be prohibited by, or require the consent of Buyer pursuant to clauses (b), (c), (d), (m) or (q) of Section 4.2, and (ii) there has been no material damage to Assets not covered by insurance.

Section 2.31          No Transfer. With respect to any Assets for which such Seller owned any depths other than the applicable Target Formation(s) (as reflected for such Assets on Exhibit A-1 or Exhibit B) during the two (2) year-period prior to the Execution Date, except for Permitted Encumbrances and except as set forth on Schedule 2.31, neither such Seller nor any of its Affiliates has intentionally transferred, sold, mortgaged or pledged any material portion of such Assets with respect to depths other than the applicable Target Formation(s) (as reflected for such Assets on Exhibit A-1 or Exhibit B) within such periods prior to the Execution Date. During the period from the Effective Time to the Closing Date, neither such Seller nor any of its Affiliates has amended or modified any instruments or Applicable Contracts disclosed on Schedule 2.31 (or which should have been disclosed on Schedule 2.31).

Section 2.32          Surface Use. Except as set forth on Schedule 2.32, none of the Leases or Applicable Contracts are subject to or contain any restrictions on such Seller’s use of the surface that would materially and adversely affect the ownership or operation of the Assets as currently owned and operated. Except as set forth on Schedule 2.32, such Seller is not in material breach of the terms, provisions or conditions of the servitudes, easements, rights-of-way, surface leases or surface use agreements constituting part of the Assets. Except as set forth on Schedule 2.32, the Assets include sufficient surface access rights to permit the ownership and operation of the Leases and Wells operated by such Seller as currently owned and operated in all material respects.

Section 2.33          Operated Wells. Schedule 2.33 sets forth a true, complete and accurate list of all Wells operated by any Seller or its respective Affiliate as of the Execution Date and in which Sellers, collectively, own less than 50% of the eight-eights (8/8ths) working interest.

Article 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers the following as of the Execution Date and, effective upon the Closing, the Closing Date:

Section 3.1            Organization and Good Standing. Buyer is a corporation and duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located.

Section 3.2            Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery by Buyer of the Instruments of Conveyance and any other documents executed and delivered by Buyer at the Closing (collectively, the “Buyer’s Closing Documents”), Buyer’s Closing Documents shall constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement and the Buyer’s Closing Documents have been duly and validly authorized by all necessary organizational action on the part of Buyer.

(b)           Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions.

(c)           Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, (ii) contravene, conflict with or result in a violation of any resolution adopted by the board of managers or members of Buyer or (iii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any Legal Requirement or Order to which Buyer may be subject.

(d)           Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.3            Certain Proceedings. There is no Proceeding pending against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

Section 3.4            Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets and their value. Buyer has relied solely on its business judgment, such advice and on the representations and obligations of Sellers in this Agreement and the documents to be executed by Sellers in connection with this Agreement at the Closing. Buyer is acquiring the Assets for its own account and not for sale or distribution in violation of the Securities Act, any applicable state blue sky laws or any other applicable Legal Requirements.

Section 3.5            Qualification. Buyer is an “accredited investor,” as such term is defined in the Securities Act. Buyer is qualified under applicable Legal Requirements to hold leases, rights-of-way and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and to own (and, where applicable, operate) the Assets. Buyer has, or as of the Closing will have, posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Assets. To Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets, which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.

Section 3.6            Brokers. Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.

Section 3.7            Financial Ability. As of the Closing Date, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to deliver the amounts due at the Closing. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations under this Agreement, and in no event shall Buyer’s failure to perform its obligations under this Agreement be excused by failure to receive funds from any source.

Section 3.8            Due Diligence. Without limiting or impairing any representation, warranty, covenant or agreement of Sellers contained in this Agreement and the Seller Closing Documents, or Buyer’s right to rely thereon, as of the Closing Date, Buyer and its Representatives have: (a) been permitted access to all materials reasonably requested by Buyer relating to the Assets; (b) been afforded the opportunity to ask all questions of Sellers (or their Representatives) concerning the Assets; (c) been afforded the opportunity to investigate the condition of the Assets; and (d) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy and completeness of the materials, documents and other information provided or made available to Buyer (whether by Seller or otherwise). Without limitation of Buyer’s rights under the R&W Insurance Policy, Buyer waives any claims arising out of any materials, documents or other information provided or made available to Buyer (whether by Sellers or otherwise), whether under this Agreement, at common law, by statute or otherwise.

Section 3.9            Basis of Buyer’s Decision. By reason of Buyer’s knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Sellers and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Sellers’ representations, warranties, covenants and agreements contained in this Agreement and the Seller Closing Documents, and not on any other representations or warranties by Sellers. Buyer has not relied and shall not rely on any statements by Sellers or their Affiliates, or any of their Representatives (other than those representations, warranties, covenants and agreements of Sellers contained in this Agreement and the Seller Closing Documents) in making its decision to enter into this Agreement or to close the Contemplated Transactions. Buyer understands and acknowledges that neither the United States Securities and Exchange Commission nor any other Governmental Body has passed upon the Assets oF, or made any finding or determination as to the fairness of an investment in the Assets, or the accuracy or adequacy of the disclosures made to Buyer, and, except as set forth in Article 8, Buyer is not entitled to cancel, terminate or revoke this Agreement, whether due to the inability of Buyer to obtain financing or pay the Purchase Price, or otherwise.

Section 3.10          Business Use, Bargaining Position. Buyer is purchasing the Assets for commercial or business use. Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Sellers. Buyer further recognizes that Sellers, in determining to proceed with entering into this Agreement, has expressly relied on the provisions of this Article 3.

Section 3.11          Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer. Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.

Article 4
COVENANTS OF SELLER

Section 4.1            Access and Investigation.

(a)           Between the Execution Date and the Closing Date, to the extent doing so would not violate applicable Legal Requirements, Sellers’ obligations to any Third Party or other restrictions on Sellers, or result in a waiver of any legal privilege, each Seller shall afford Buyer and its Representatives access, by appointment only, during such Seller’s regular hours of business to the Assets (to the extent operated by such Seller or its Affiliates), and to any contracts, books and records, and other documents and data related to the Assets in such Seller’s possession, except any such contracts, books and records or other documents and data that are Excluded Assets (and upon Buyer’s prior written request, Seller shall use reasonable efforts (at no out-of-pocket cost or expense) to obtain the consent of Third Party operators to give Buyer and its Representatives reasonable access to similar information with respect to the Assets operated by such Third Party operator). Notwithstanding the foregoing and for the avoidance of doubt, except as expressly provided in this Agreement or in the Instruments of Conveyance, Sellers make no representation or warranty as to the accuracy or completeness of the documents, information, books, records, files and other data that Sellers, its affiliates or their respective Representatives may provide or disclose to Buyer.

(b)           Subject to the limitations described in Section 4.1(a), from the first Business Day following the Execution Date until 5:00 p.m. Central Time on the Defect Notice Date, Buyer shall have the right, at its sole cost, risk, liability and expense, to conduct a Phase I Environmental Site Assessment of any Assets operated by Sellers or their operating Affiliate. Buyer may exercise such right by giving not less than one (1) Business Day’s advance written notice to Sellers. Such written notice must include the written permission of any Third Party whose permission is legally required, which Sellers shall use commercially reasonable efforts to cooperate with Buyer in securing (provided that Sellers shall not be obligated to spend any monies in so cooperating or securing). In connection with its Phase I Environmental Site Assessment, Buyer and its Representatives shall be permitted to enter upon any Assets operated by Sellers or their operating Affiliate, visually inspect the same, review Sellers’ pertinent files and records (other than those that are not required to be provided pursuant to Section 4.1(a)) relating to the Assets, and generally conduct visual, non-invasive investigations, including, for purposes of clarity, drone surveys, visual thermal camera surveys or FLIR camera surveys of the Assets. Notwithstanding anything in this Section 4.1 to the contrary: (i) Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Sellers and any applicable Third Parties; and (ii) subject to Section 4.1(a) and Section 4.1(c), Buyer’s right of access shall not entitle Buyer to operate equipment or conduct any testing, sampling, analysis of environmental media or material or other invasive activity (each, an “Invasive Activity”). Buyer’s environmental review shall not exceed the review contemplated by a Phase I Environmental Site Assessment of the Assets without Sellers’ prior written permission, which may be withheld in Sellers’ sole discretion. Furthermore, Buyer agrees to defend, indemnify, and hold harmless each member of Seller Group from and against any and all Damages arising out of, resulting from or relating to any field visit, environmental assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets under this Agreement, EVEN IF SUCH DAMAGES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, ANY MEMBER OF SELLER GROUP, EXCEPTING ONLY DAMAGES TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF SELLER GROUP.

(c)           If as a result of its Phase I Environmental Site Assessment, Buyer and its consultants or representatives identify an Environmental Condition and either Tetra Tech, Inc., Apex Companies, LLC, KLJ Engineering or another environmental consultant approved by Sellers recommends in writing that such Environmental Condition warrants the conduct of Invasive Activity and Buyer desires to conduct such Invasive Activity (at its sole cost and expense) with respect to each such circumstance, Buyer agrees to give Sellers reasonable written notice of each specific Environmental Condition including such written recommendation by Buyer’s environmental consultant, and, within three (3) Business Days following such written notice, Sellers may consent in writing (such consent not to be unreasonably withheld, conditioned or delayed) to the conduct of such Invasive Activity. In the event Sellers elect to authorize such Invasive Activity with respect to the specific Asset(s) subject to such Invasive Activity, the Parties shall negotiate in good faith as to the timing of such Invasive Activity, and any extensions of any applicable periods under this Agreement. In the event Sellers reasonably decline to authorize such Invasive Activity (including any failure to obtain permission from any applicable Third Party) or the Parties cannot otherwise agree to applicable timing or extensions of applicable periods hereunder, no such activity shall be permitted; provided, however, that in such event, Buyer may elect to deliver an Environmental Defect Notice in accordance with Section 10.9 for any Environmental Defects identified with respect to such Assets based on information available to Buyer and Buyer’s reasonable assumptions, and the failure to perform an Invasive Activity (or the lack of information or certainty regarding an Environmental Defect as a result thereof) shall not in and of itself be a basis for invalidating such Environmental Defect Notice.

(d)           Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Sellers and their Affiliates and the Assets. Buyer also acknowledges and agrees to hold (and to cause Buyer’s Representatives to hold) such confidential information in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets). Notwithstanding the foregoing sentence, no such termination of the Confidentiality Agreement shall relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.

(e)           Upon completion of Buyer’s due diligence, Buyer shall: (i) repair all damage to any Assets resulting from Buyer’s or any of Buyer’s Representatives’ due diligence (including due diligence conducted by Buyer’s environmental consulting or engineering firm); (ii) if applicable, restore the Assets to the same or better condition as they were prior to commencement of any such due diligence; and (iii) remove all equipment, tools and other property brought onto the Assets in connection with such due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense. Buyer’s compliance with its obligations under this Section 4.1(e) shall be at Buyer’s sole cost and expense.

(f)           During all periods that Buyer or its Representatives or environmental contractors are on the Assets, Buyer and its Representatives or environmental contractors shall maintain, at their sole expense and with insurers reasonably satisfactory to Sellers, policies of insurance of the types and in the amounts as customary for Buyer’s exercise of its right of access to the Records and Assets. Upon request by Sellers, Buyer shall provide evidence of such insurance to Sellers prior to entering onto the Assets.

Section 4.2            Conduct of Business. From the Execution Date until the Closing, except (w) as required by applicable Legal Requirements, (x) as set forth in the ordinary course development plan and budget set forth on Schedule 4.2 (the “Ordinary Course Development Plan”), (y) for operations covered by the capital commitments described on Schedule 2.12 or (z) as expressly contemplated by this Agreement or expressly consented to in writing by Buyer, Sellers shall:

(a)           maintain the Assets in the usual and ordinary manner consistent with Sellers’ past practice and in accordance with the Ordinary Course Development Plan, subject to any and all Ordinary Course Deviations and Section 4.2(f); provided that if Seller fails to drill or complete a well within the specifications set forth for such well in the Ordinary Course Development Plan, then Sellers shall have no liability hereunder for such failure, except in the case of its gross negligence or willful misconduct;

(b)           not transfer, sell, hypothecate, encumber, novate, swap, trade, exchange, pledge, affirmatively relinquish, affirmatively abandon or otherwise dispose of any of its Assets, except for (A) sales and dispositions of Hydrocarbons in the ordinary course of business, or (B) sales and dispositions of equipment and materials included in the Assets that are obsolete or replaced;

(c)           not institute any Proceeding, or enter into, or offer to enter into, any compromise, release or settlement of any Proceeding pertaining to the Assets; provided, however, this Section 4.2(c) shall not restrict or prohibit Sellers from compromising or settling any Proceeding where such settlement involves only the payment of money by Sellers or that would not be binding on Buyer or the Assets after Closing;

(d)           not voluntarily relinquish its position as operator to anyone other than Buyer (or an Affiliate of Buyer) with respect to any of the Assets operated by Sellers or any Affiliates thereof, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a Lease or applicable Legal Requirement;

(e)           not enter into, execute, terminate (other than terminations based on the expiration without any affirmative action by a Seller), novate, amend, waive, assign, dispose of, affirmatively release any material right under or extend any Material Contracts, except (A) to the extent reasonably necessary to conduct operations permitted hereunder (including the operations contemplated under the Ordinary Course Development Plan or with respect to any existing producing Wells), and only to the extent the term thereof is less than twelve (12) months or (B) joint operating agreements, pooling agreements, and other similar agreements entered into in the ordinary course of business;

(f)           submit to Buyer for written approval prior to proposing, committing to or approving, or electing to be a non-consenting party with respect to, any authorizations for expenditure for capital expenditures (i) with respect to operations set forth on Schedule 4.2, anticipated to cost more than one hundred ten percent (110%) of the amount budgeted for such operation on Schedule 4.2 (net to Sellers’ interest) or (ii) with respect to operations not included on Schedule 4.2, proposed by a Third Party, or that is not contemplated in the Ordinary Course Development Plan, that individually is reasonably estimated to involve commitments in excess of $1,000,000 (individually) (net to the Working Interest of Sellers);

(g)           promptly, but in any event within three (3) Business Days, notify Buyer of any actions, suits or proceedings filed with any Governmental Body, or, to Sellers’ Knowledge, threatened in writing against Sellers, that pertain to the Assets or the transactions contemplated by this Agreement, or any actual or threatened Casualty Loss;

(h)           keep Buyer reasonably apprised of any permitting, drilling, re-drilling, completion or other material field operations proposed or conducted with respect to any of the Assets;

(i)            furnish Buyer with copies of all drilling, completion and workover AFEs that Sellers receive after the Execution Date which will be binding on the Assets after the Effective Time, in each case, in excess of $500,000 from any Third Parties or upon issuance by Sellers or any Affiliate of Sellers;

(j)            provide Buyer with prompt written notice (within three (3) Business Days thereof) with respect to any injury occurring after the Execution Date in connection with the ownership or operation of the Assets of which a Seller obtains Knowledge after the Execution Date;

(k)           (i) not amend or modify any Lease or Easement and Surface Interest (other than in a de minimis respect) and (ii) use commercially reasonable efforts to maintain in full force and effect all Leases and Easements and Surface Interests, to the extent, with respect to any Lease, that such Leases are capable of producing in paying quantities at Hydrocarbon prices in effect as of the date that Sellers or any Third Parties propose to relinquish any such Leases or allow any such Leases to terminate or expire; provided, that in no event shall Sellers have any obligation to make any payment or undertake any drilling or operational activity to hold or extend any Lease or Easements and Surface Interests so long as Sellers provide written notice to Buyer at least ten (10) Business Days in advance of such termination or expiration and Buyer expressly consents in writing (in its sole discretion) to bear the costs associated therewith;

(l)            maintain the books of account and Records in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Sellers;

(m)          not plug or abandon any well on the Assets unless required by Legal Requirement or Contract;

(n)           maintain in all material respects (i) all material Permits that are maintained by Sellers or any of their Affiliates with respect to the Assets as of the Execution Date and (ii) all credit support identified on Schedule 2.17;

(o)          subject to Buyer’s compliance with Section 4.1, provide access rights to one or more Representatives of Buyer to the Assets for the purposes of observing any operations thereon, including any operations in accordance with the Ordinary Course Development Plan, which access shall be subject to compliance with Sellers’ posted safety rules and procedures and be conducted in a manner that reasonably minimizes interference with the ownership or operation of the Assets;

(p)           not amend, modify or terminate the Ordinary Course Development Plan or suspend, cease, or terminate any operations contemplated thereunder, in each case, other than Ordinary Course Deviations;

(q)           not (i) make (in a manner inconsistent with past practice), revoke, or modify any material election related to Asset Taxes, (ii) settle, concede, or compromise any material liability, claim, or assessment related to Asset Taxes, (iii) file any material amended Tax Return with respect to Asset Taxes, or (iv) consent to any extension or waiver of the limitation period applicable to any material Asset Taxes (other than one obtained in the ordinary course of business that would not result in the imposition of a penalty), Tax claim with respect to any material Asset Taxes, or Tax assessment with respect to any material Asset Taxes, in the case of each of clauses (i) through (iv), with respect to taxable periods (or portions thereof) the begin at or after the Effective Time and to the extent such action would increase Asset Taxes for which Buyer is liable pursuant to Section 11.3(a); and

(r)           not agree or commit to take (or not to take, as applicable) any of the actions described above.

Buyer acknowledges that Sellers own undivided interests in certain of the properties comprising the Assets. Accordingly, Buyer further agrees that: (x) the acts or omissions of the other working interest owners who are not a Seller shall not constitute a Breach of the provisions of this Section 4.2; and (y) any action required by a vote of working interest owners shall not constitute such a Breach so long as the applicable Sellers have voted their interests in a manner that complies with the provisions of this Section 4.2. Further, no action or inaction of any Third Party operator with respect to any Asset shall constitute a Breach of this Section 4.2 to the extent Sellers use commercially reasonable efforts to cause such Third Party operator to operate such applicable Asset in a manner consistent with this Section 4.2. Sellers may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 4.2. Buyer’s approval of any such action shall: (x) not be unreasonably withheld, conditioned or delayed, except in the case of clauses (d), (f), (k) or (m); and (y) be considered granted five (5) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ notice) after delivery of notice from Sellers to Buyer requesting such consent, unless Buyer notifies Sellers to the contrary during such five (5) day period. In no event will a Seller have any liability to Buyer for any Damages resulting from its (or its Affiliates’) performance of any covenant set forth in this Section 4.2, or purported Breach of any covenant set forth in this Section 4.2, in its capacity as the “operator” of any of the Assets, in each case, except to the extent resulting from such Seller’s gross negligence or willful misconduct. Notwithstanding the foregoing provisions of this Section 4.2, in the event of an emergency, any Seller may take such action as reasonably necessary and shall notify Buyer of such emergency action promptly thereafter (and in any event within forty-eight (48) hours after taking such action). Notwithstanding anything to the contrary in this Agreement, the Parties agree that all requests for approval: (x) for any action restricting Sellers’ conduct of business pursuant this Section 4.2 shall be directed to Shelly Albrecht (at shelly@avantnr.com) on behalf of Buyer; and (y) for any access for which Buyer is entitled to pursuant to Section 4.1 shall be directed to Michael DeShazer (at michael.deshazer@coterra.com) on behalf of Sellers.

Section 4.3            Insurance. Each Seller shall maintain (or cause to be maintained) in force during the period from the Execution Date until the Closing, all of such Seller’s or its Affiliates’ current insurance policies pertaining to the Assets in the amounts and with the minimum coverages currently maintained by such Seller or such Affiliate as of the Execution Date. The daily pro-rated annual premiums for insurance that accrue after the Effective Time and are attributable to the insurance coverage for the period after the Effective Time until the Closing will constitute Property Costs to the extent attributable to the Assets.

Section 4.4            Consent and Waivers. Promptly after the Execution Date (but in any event no later than the date that is five (5) Business Days following the Execution Date), Sellers shall (a) prepare and send (i) notices to the holders of any known Consents requesting the consent of each such Person to the Contemplated Transactions (or a waiver of such Consent right) and (ii) notices to the holders of any applicable known Preferential Purchase Rights that are applicable to or triggered by any of the transactions contemplated by this Agreement in compliance with the terms of such rights and requesting waivers of such rights, in each case, using forms of such notices that are reasonably acceptable to Buyer and (b) provide Buyer with a true and complete copy of each such notice promptly after Seller’s delivery thereof in accordance with this Section 4.4. Sellers shall use commercially reasonable efforts to obtain, prior to the Closing, written waivers of all Preferential Purchase Rights and all Consents necessary for the transfer of the Assets to Buyer. Notwithstanding the foregoing sentence, Sellers shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain any Consents or waivers of Preferential Purchase Rights. Buyer shall cooperate with Sellers in seeking to obtain such Consents and to comply with the terms of any applicable Preferential Purchase Rights.

Section 4.5            Successor Operator. While Buyer acknowledges that it desires to succeed Sellers (or Sellers’ operating Affiliate) as operator of those Assets or portions thereof that Sellers (or Sellers’ operating Affiliate) may presently operate, Buyer acknowledges and agrees that Sellers cannot and do not covenant or warrant that Buyer shall become successor operator of such Assets because such Assets (or portions thereof) may be subject to operating or other agreements that control the appointment of a successor operator. Sellers agree, however, that as to the Assets that Sellers (or Sellers’ operating Affiliate) operate, Sellers shall (or cause their respective Affiliates to) (a) as soon as reasonably practicable following Closing, upon Buyer’s prior written request, send out notifications of their resignations as operators under any Applicable Contracts, effective as of the Closing Date, and (b) use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing and to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement, Buyer as successor operator of such Assets effective as of Closing. Sellers’ and their applicable Affiliates’ efforts under the prior sentence shall be at Buyer’s sole cost and expense.

Article 5
OTHER COVENANTS

Section 5.1            Notification and Cure. Between the Execution Date and the Closing Date, if either Party obtains Knowledge of any Breach, in any material respect, of the other Party’s representations, warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any such representation, warranty or covenant had such representation and warranty or covenants been made as of the time of occurrence or discovery of such fact or condition. If any of Buyer’s or Sellers’ representations or warranties are untrue or become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s or Sellers’ covenants or agreements to be performed or observed prior to or on the Closing Date have not been so performed or observed in any material respect, and if such Breach of representation, warranty, covenant or agreement shall (if curable) has been or is cured by such Party or waived by the other non-breaching Party by the Closing (or, if the Closing does not occur, by the date set forth in Section 8.1(d)), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 5.2            Replacement of Insurance, Bonds, Letters of Credit and Guaranties.

(a)           The Parties understand that none of the insurance currently maintained by a Seller or its Affiliates covering the Assets, nor any of the bonds, letters of credit or guaranties, if any, posted by a Seller or any of its Affiliates with Governmental Bodies, co-owners or other Persons and relating to the Assets will be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, and deliver to Sellers evidence of replacements for the Credit Support described on Schedule 2.17 as may be necessary for Buyer to own and, with respect to Assets currently operated by any Seller or its Affiliate, operate such Assets and to cause the release of all Credit Support described on Schedule 2.17 to Sellers; provided, however, that if, as of the Closing Date, Buyer is unable after using reasonable best efforts to (a) obtain replacements of any such Credit Support or (b) the release of or return of any such Credit Support to Sellers, then Buyer shall indemnify, hold harmless, and reimburse Sellers for any Damages paid or incurred by Sellers under or pursuant to such Credit Support resulting from the ownership or operation of the applicable Assets from and after the Closing Date until such time as Buyer is able to obtain such replacements of such Credit Support or the release of or return to Sellers of any such credit support, as applicable, following the Closing Date. Promptly following the Closing, Buyer shall obtain, or cause to be obtained, in the name of Buyer, such insurance covering the Assets as would be obtained by a reasonably prudent operator in a similar situation.

(b)           Promptly (but in no event later than thirty (30) days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets and title thereto and to comply with applicable Legal Requirements, and Sellers shall (at no out-of-pocket cost, expense or liability to Sellers) cooperate in good faith and reasonably assist Buyer with such filings or other instruments to assign and transfer the Assets and title thereto to Buyer. Buyer shall indemnify, defend and hold harmless Seller Group from and against all Damages arising out of Buyer’s holding of such title or operatorship of the Assets after the Closing and prior to the securing of any necessary Consents and approvals of the Contemplated Transactions from Governmental Bodies.

Section 5.3            Midstream Agreements. As to each of the Contracts described on Schedule 5.3 (the “Midstream Agreements”), from the Execution Date until Closing, Sellers and Buyer shall, and Sellers shall cause its Affiliates to, use their commercially reasonable efforts to obtain (a) any Consents to assignment required under the Midstream Agreements, and (b) assignments of the Midstream Agreements from the applicable Seller or its Affiliates to Buyer with respect to any obligations or Damages related to or arising from the Midstream Agreements on or after the Effective Time.

Section 5.4            Governmental Reviews. Each Party shall, and shall cause its Affiliates to, take or cause to be taken all actions necessary to enable the Parties to consummate and make effective the transactions contemplated hereby as soon as possible, and in any event, prior to the Outside Date. Neither Party may agree with or commit to any Governmental Body not to close or to delay the closing of the transactions contemplated hereby without the express written consent of the other Party.

Section 5.5            R&W Insurance Policy. The Parties acknowledge and agree that, as of or prior to the Execution Date, Buyer has procured the R&W Conditional Binder in connection with the R&W Insurance Policy. Following the Execution Date, Buyer shall satisfy the conditions set forth in the R&W Conditional Binder to cause the R&W Insurance Policy to be issued on the terms and in the form attached hereto as Exhibit H as soon as reasonably practicable following the Closing, including payment of all costs of such R&W Insurance Policy. Buyer will ensure that the terms of the R&W Insurance Policy provide that, after the Closing Date: (a) the R&W Insurer irrevocably waives and otherwise shall not pursue any claim or other right against Sellers, its Affiliates, and its and their respective representatives by way of subrogation, claim for contribution, indemnification or otherwise; (b) Sellers, their Affiliates and their respective representatives are express third-party beneficiaries of such waiver of subrogation provisions; and (c) the R&W Insurance Policy may not be amended, restated, modified or otherwise revised in any manner adverse to Sellers, their Affiliates, and their respective representatives without Sellers’ prior written consent. Sellers agree to reasonably cooperate with and take all commercially reasonable actions requested by Buyer to provide information customarily reviewed or requested by insurers, underwriters and their representatives to assist Buyer with issuing and fully binding the R&W Insurance Policy on or prior to the Closing Date. Buyer shall provide Sellers with a true and complete copy of the final and issued R&W Insurance Policy as soon as reasonably practicable following the Closing. The Parties acknowledge and agree that any failure by Buyer to obtain or maintain the R&W Insurance Policy in accordance with this Section 5.5 shall not in any manner increase any liability of a Seller or any of its Affiliates or representatives under this Agreement, including if (x) the R&W Insurance Policy is disputed, invalidated or deemed ineffective, in whole or in part, or (y) the coverage provided under the R&W Insurance Policy is denied, disputed, exhausted or otherwise made unavailable to Buyer or its Affiliates, in whole or in part. For the avoidance of doubt, the Parties acknowledge and agree that (i) the procurement by Buyer of the R&W Insurance Policy is not a condition to Closing and (ii) all costs and expenses with respect to obtaining the R&W Insurance Policy, including the total premium, underwriting costs, Taxes, brokerage commission and other costs and expenses of such policy, will be borne solely by Buyer, and Sellers shall have no liability whatsoever with respect thereto.

Section 5.6            Non-Solicitation. For a period beginning on the Execution Date and ending on the date that is twelve (12) months after the Closing Date, Buyer shall not, and shall cause its Affiliates and its and their Representatives to not, directly or indirectly, in any capacity and either separately, jointly or in association with others, solicit, induce, or attempt to induce, on behalf of Buyer or any other Person, any individual who is an employee of any Seller or its Affiliates as of the Execution Date or the Closing Date (a “Seller Employee”) to leave his or her employment or terminate his or her engagement with any Seller or its Affiliates. Notwithstanding the foregoing restrictions in this Section 5.6, Buyer and its Affiliates and its and their Representatives shall not be precluded from (a) soliciting or hiring any Seller Employee who has ceased to be employed by any Seller and its Affiliates for at least sixty (60) days, (b) conducting general solicitations for employment or other services through general media advertising or solicitation for employees that is not targeted towards any Seller Employee, or otherwise hiring any individual that responds to such solicitation, or (c) hiring any such employees who contacts Buyer or its Affiliates on his or her own initiative without any direct solicitation from Buyer.

Section 5.7            Satisfaction of Conditions. Between the Execution Date and the Closing Date: (a) Sellers shall use commercially reasonable efforts to cause the conditions in Article 6 to be satisfied; and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied.

Section 5.8            Additional Interests. Notwithstanding anything to the contrary herein:

(a)           From and after the Effective Time until the 5:00 p.m. Central Time on the date that is five (5) Business Days prior to the Closing Date, if any Seller or its Affiliates acquires title to additional leasehold interests located (whether in whole or in part) within the area depicted on Schedule 5.8 (each such area, an “Acquisition Area” and any such interests shall be referred to herein collectively as, the “Additional Interests”), then, Sellers shall deliver to Buyer no later than the Defect Notice Date a notice including: (i) a description of the Additional Interests (including the Target Formation(s) and relevant Net Revenue Interests) and the applicable acquisition date; (ii) the Properties affected; (iii) the Additional Interests Purchase Price (and the calculation thereof) with respect to such Additional Interests; and (iv) supporting documents reasonably necessary for Buyer to verify the existence of such Additional Interest (including title abstracts and other title information). Buyer shall have the right, but not the obligation, until the date that is one (1) Business Day prior to the Closing Date (the “Election Period”), to elect in writing to acquire such Additional Interests from Sellers or their Affiliate, as applicable, at Closing.

(b)           If Buyer timely delivers a written notice to exercise its rights hereunder to acquire the Additional Interests, then the Additional Interests shall be included in and constitute Assets as of the Closing Date, the Purchase Price shall be increased by the aggregate amount of Additional Interests Purchase Price attributable to all Additional Interests in accordance with Section 1.5(c)(i)(D), and such Additional Interests shall be included in the applicable Instrument of Conveyance delivered by Sellers to Buyer at Closing.

(c)           If (i) Buyer elects not to exercise its right of first refusal granted hereunder or (ii) Buyer fails to exercise its right of first refusal granted hereunder by delivering a written election within the Election Period, then Buyer shall be deemed to have waived its right of first refusal granted hereunder with respect to the Additional Interests and, in each case of (i) or (ii), Sellers and their Affiliates shall be free to enjoy immediately all rights of ownership of the Additional Interests without any obligation under this Agreement or any Transaction Document.

Section 5.9            Financial Information.

(a)           Sellers shall use:

(i)           upon reasonable request by Buyer, commercially reasonable efforts to cause the external audit firm (the “Audit Firm”) that audits Sellers’ audited financial statements to cooperate with Buyer and its Representatives to cause the Audited Seller Financial Statements to comply with Regulation S-X promulgated by the SEC (“Regulation S-X”) and other rules and regulations of the SEC with respect to reporting obligations of Buyer and its Affiliates under the Securities Exchange Act of 1934 or any registration of securities under the Securities Act; if such financial statements are required to be included in a filing with the SEC buy the Buyer pursuant to SEC rules or regulations; provided, however, notwithstanding anything to the contrary in this Agreement, none of Sellers, their respective Affiliates or their respective representatives shall be responsible for the preparation of any pro forma financial information, which shall be prepared solely by Buyer; provided, further, that, upon reasonable request by Buyer, Sellers shall use commercially reasonable efforts to provide or cause to be provided information not included in the Audited Seller Financial Statements that may be necessary for the preparation by Buyer of any pro forma financial information.

(ii)           commercially reasonable efforts to, as soon as reasonably practicable after the Execution Date, (A) prepare or cause to be prepared audited statements of revenue less direct operating expenses of Avant Operating, DCM and LPP, for the year ended December 31, 2024 in accordance with GAAP consistently applied (the “Audited Seller Financial Statements”), (B) with respect to the Audited Seller Financial Statements, provide reasonable assistance in the preparation or cause to be prepared the supplemental oil and natural gas information contemplated by Accounting Standards Codification Topic 932 if required to be included with an SEC filing of the Buyer and (C) prepare or cause to be prepared unaudited financial statements, limited to statement of revenue less direct operating expenses of ANR, GIF and LWS, for the year ended December 31, 2024 in accordance with GAAP consistently applied (the “Unaudited Seller Financial Statements”).

(iii)           commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause their respective Affiliates and their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives, on a commercially reasonable basis to provide, in each case at Buyer’s sole cost and expense, such assistance as is reasonably requested by Buyer in connection with any arrangement, marketing, syndication and consummation of any financing that may be arranged by Buyer to the extent reasonably deemed necessary or advisable by Buyer to fund any portion of the Purchase Price (the “Financing”); provided, that such requested assistance does not unreasonably interfere with operations of Sellers or their respective Affiliates or their respective assets and that any information requested by Buyer is reasonably available to Sellers or any of their respective Affiliates or their Representatives.

(b)           At Buyer’s reasonable request, after the date of this Agreement for up to twelve (12) months after the Closing Date (the “Records Period”), Sellers agree to use commercially reasonable efforts to make available to Buyer and its Affiliates and their Representatives any and all Records to the extent in Sellers’ or their respective Affiliates’ possession or control and to which Sellers and their respective Affiliates’ personnel have reasonable access, in each case as reasonably required by Buyer, its Affiliates and their Representatives in order to prepare financial statements in connection with Buyer’s or its Affiliates’ debt or equity securities offerings or filings, if any, that are required by the SEC, under securities Laws applicable to Buyer and its Affiliates, or financial statements meeting the requirements of Regulation S-X in connection with the transaction contemplated by this Agreement (the “Buyer Financial Statements”).

(c)           During the Records Period, Sellers shall use commercially reasonable efforts to cause their respective accountants, consultants, reserve engineers, agents and other Representatives to, reasonably cooperate with Buyer and its Representatives in connection with the preparation by Buyer of the Buyer Financial Statements that are required to be included in any filing by Buyer or its Affiliates with the SEC, or customarily included in offering documentation for debt or equity securities offerings, including to use their commercially reasonable efforts to cause the Audit Firm or applicable reserve engineer to provide customary “comfort letters” to any underwriter or initial purchaser in connection with any debt or equity securities offering during the Records Period; provided, however, that without prior written consent of Sellers, neither Sellers, their Affiliates nor any of Sellers’ Representatives, including the Audit Firm and the applicable reserve engineers, shall be named in (i) any SEC Filings or (ii) any prospectus, offering memorandum or other offering document, unless required by any SEC rule or regulation. If reasonably requested, Sellers shall use commercially reasonable efforts to execute and deliver, or shall use commercially reasonable efforts to cause their respective Affiliates to execute and deliver, to the Audit Firm such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by the Audit Firm, with respect to the Buyer Financial Statements, including, as requested, representations regarding internal accounting controls and disclosure controls.

(d)           In no event shall Sellers or any of their respective Affiliates or Representatives be required to bear any cost or expense or pay any fee (other than reasonable out-of-pocket costs and expenses for which they are promptly reimbursed or indemnified) in connection with any action taken pursuant to Section 5.9(a) through (c); provided, however, that the Parties agree that Buyer shall bear all costs and expenses incurred after the Execution Date associated with the preparation of the Audited Seller Financial Statements and the Unaudited Seller Financial Statements pursuant to Section 5.9(a)(ii). Buyer shall be responsible for all of its fees and expenses related to the actions contemplated by this Section 5.9(a) through (c), including the compensation of any contractor or advisor of Sellers or any of their respective Affiliates or Representatives. Accordingly, notwithstanding anything to the contrary herein, Buyer shall promptly, upon written request by Sellers, reimburse Sellers for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented compensation or other fees of any contractor or advisor of Sellers or any of their Affiliates or Representatives) incurred in connection with the cooperation of Seller contemplated by this Section 5.9. Further, Buyer shall indemnify and hold harmless the Seller Group from and against any and all claims, losses or Damages actually incurred or suffered by them in connection with the obligations of Sellers and their Affiliates and Representatives under Section 5.9(a) through (c) (other than to the extent resulting from the gross negligence, bad faith or willful misconduct of Sellers or any of their Affiliates or Representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction).

(e)           Notwithstanding anything to the contrary, the access to be provided to Buyer and its Affiliates and their respective Representatives pursuant to this Section 5.9 shall not interfere with Sellers’ or any of their Affiliates’ ability to prepare their own financial statements or Sellers’ regular conduct of business and shall be made available during Sellers’ normal business hours, unless reasonably requested otherwise by Buyer. Such cooperation shall not require Sellers to take any action that Sellers reasonably believe could result in a violation of applicable Legal Requirements or the waiver of any legal or other applicable privilege.

(f)            Nothing contained in this Section 5.9 shall require any such consent, cooperation or assistance to the extent that it would (i) require Sellers, their Affiliates or any of their respective Representatives to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities (other than the payment of reasonable out-of-pocket costs related to such cooperation which shall be promptly reimbursed by Buyer on demand as set forth in Section 5.9(d)) or give any indemnities, (ii) unreasonably interfere with the ongoing business or operations of Sellers or their Affiliates, (iii) result in any conflict with this Agreement or Sellers’ or their Affiliates’ organizational documents or applicable Legal Requirement, (iv) reasonably be expected to result in a violation of applicable Legal Requirement on the part of Sellers or any of their Affiliates or Representatives, or (v) provide access to or disclose information that Sellers reasonably determine could jeopardize any attorney-client privilege of Sellers or any of their Affiliates. Buyer shall indemnify and hold harmless the Seller Group from and against any and all Damages suffered or incurred in connection with any Financing or any assistance or activities provided in connection therewith.

(g)           Notwithstanding anything to the contrary herein, Sellers shall not be deemed to be in breach of the covenants set forth in this Section 5.9 so long as it has acted in a good faith commercially reasonable manner to comply with the cooperation and assistance set forth herein. Buyer acknowledges and agrees that Closing is not conditioned on Buyer or its Affiliates obtaining any financing. Notwithstanding the foregoing and for the avoidance of doubt, Sellers disclaim and make no, and Buyer acknowledges and expressly waives any, representation or warranty as to the accuracy or completeness of the documents, information, books, records, files and other data that Sellers, its affiliates or their respective Representatives may provide or disclose to Buyer, any of its Affiliates and any of their respective Representatives pursuant to this Section 5.9.

Section 5.10          Assignment of Equity of Avant Operating.

(a)           As promptly as practicable following the Closing (but in any event within two (2) Business Days following the Closing):

(i)           First, Seller shall cause Avant Operating to, (x) execute and deliver a Plan of Division in substantially the form set forth on Exhibit L-1 attached hereto (the “Plan of Division” and the transactions contemplated therein, the “Division”), and (y) file the certificate of division contemplated within the Plan of Division with the Delaware Secretary of State evidencing the occurrence of the Division, and, immediately following the consummation of the Division, Avant Operating’s only assets shall be the pending drilling permits of Avant Operating described on Exhibit F and it shall have no liabilities except to the extent relating to the ownership of such pending drilling permits; and

(ii)           Second, (x) Sellers and Buyer shall deliver, or cause to be delivered, duly executed counterparts to an assignment of all of the membership interests of Avant Operating (the “Surviving AO Interests”) in substantially the form set forth on Exhibit L-2 and (y) Sellers shall deliver, or cause to be delivered, written resignations of the directors, managers and officers of Avant Operating in substantially the form set forth on Exhibit L-3.

(b)           Buyer shall reimburse Sellers for Sellers’ reasonable, documented out-of-pocket expenses incurred in connection with the structuring of the assignment of equity of Avant Operating and the preparation of the documentation contemplated thereby and the filing of the certificates described in Section 5.10(a) in an amount not to exceed $75,000.

Section 5.11          Acreage Trade. Notwithstanding anything to the contrary herein, if the acreage trade transaction described on Schedule 5.11 is not consummated by the Defect Notice Date, then (a) the incoming acreage as described on Schedule 5.11 shall be deemed to be removed from the Assets at Closing (in which event such asset shall be deemed an Excluded Asset), (b) the outgoing acreage as described on Schedule 5.11 will be deemed to be included in the Assets at Closing and (c) there shall be no adjustment to the Purchase Price as a result of the actions described in the immediately preceding clauses (a) and (b).

Article 6
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets, and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):

Section 6.1            Accuracy of Representations. With respect to each Seller, the: (a) Fundamental Representations shall be true and correct (except for any de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (other than any such representation and warranty that refers to a specified date, which need only be true and correct as of such date); and (b) representations and warranties set forth in Article 2 of this Agreement other than the Fundamental Representations shall be true and correct in all respects (without regard to any Material Adverse Effect or similar materiality qualifier set forth therein) as of the Closing Date as though made on and as of the Closing Date (other than any such representation and warranty that refers to a specified date, which need only be true and correct as of such specified date), except, in each case of this clause (b), for any Breaches or inaccuracies, if any, of such representations and warranties that individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect.

Section 6.2            Sellers’ Performance. All of the covenants and obligations that each Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

Section 6.3            No Prohibition. There shall be no Legal Requirement in effect that restrains, enjoins or otherwise prohibits the consummation of the Contemplated Transactions.

Section 6.4            Closing Deliverables. Sellers shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Sellers under Section 1.4(a).

Section 6.5            Aggregate Defects. The sum of (a) all Title Defect Values agreed on by the Parties or finally determined pursuant to Article 10 less the sum of all Title Benefit Values, plus (b) all Environmental Defect Values agreed on by the Parties or finally determined pursuant to Article 10, plus (c) without duplication of clauses (a) and (b), the aggregate downward Purchase Price adjustments for any Assets excluded pursuant to Article 10, shall be, in the aggregate, less than or equal to fifteen percent (15%) of the Purchase Price.

Article 7
CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Assets, and to take the other actions required to be taken by Sellers at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Sellers, in whole or in part):

Section 7.1            Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Closing Date as though made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date.

Section 7.2            Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

Section 7.3            No Prohibition. On the Closing Date, no Legal Requirement shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the Contemplated Transactions.

Section 7.4            Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Sellers the documents and other items required to be delivered by Buyer under Section 1.4(b).

Section 7.5            Aggregate Defects. The sum of (a) all Title Defect Values agreed on by the Parties or finally determined pursuant to Article 10 (without duplication) less the sum of all Title Benefit Values, plus (b) all Environmental Defect Values agreed on by the Parties or finally determined pursuant to Article 10, plus (c) without duplication of clauses (a) and (b), the aggregate downward Purchase Price adjustments for any Assets excluded pursuant to Article 10, shall be, in the aggregate, less than or equal to fifteen percent (15%) of the Purchase Price.

Article 8
TERMINATION

Section 8.1            Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)           by mutual written consent of Sellers and Buyer;

(b)           by Buyer, if any Seller has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 6 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied);

(c)           by Sellers, if Buyer has committed a material Breach of this Agreement and such breach causes any of the conditions to Closing set forth in Article 7 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied);

(d)           by Sellers or Buyer, if the Closing has not occurred on or before February 17, 2025 (the “Outside Date”);

(e)           by Sellers or Buyer, if a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions, and such order, decree, ruling or other action has become final and nonappealable; or

(f)           by Sellers, if Buyer fails to fund the Deposit Amount in accordance with Section 1.2.

Notwithstanding the foregoing provisions of this Section 8.1: (i) in the case of a Breach by Sellers that is capable of being cured, prior to Buyer terminating this Agreement, Sellers shall have a period of ten (10) Business Days following receipt of written notice from Buyer of such Breach to attempt to cure such Breach, and the termination under Section 8.1(b) shall not become effective unless Sellers fail to cure such Breach prior to the end of such ten (10) Business Day period; (ii) if (A) Sellers’ conditions to Closing have been satisfied or waived in full; (B) Buyer is not in material Breach of the terms of this Agreement; and (C) all of Buyer’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Sellers to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement; (iii) in the case of a Breach by Buyer that is capable of being cured, Buyer shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under Section 8.1(c) shall not become effective unless Buyer fails to cure such Breach prior to the end of such ten (10) Business Day period; and (iv) if (A) Buyer’s conditions to Closing have been satisfied or waived in full; (B) Sellers are not in material Breach of the terms of this Agreement; and (C) all of Sellers’ conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Buyer to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement.

Section 8.2            Effect of Termination; Distribution of the Deposit Amount.

(a)           If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement shall terminate other than as expressly provided in this Section 8.2. Notwithstanding the foregoing sentence: (i) no such termination shall impair or restrict the rights of a Party against the other Party(ies) with respect to the Deposit Amount pursuant to Section 8.2(b); (ii) except to the extent Sellers or Buyer have received the Deposit Amount as liquidated damages pursuant to Section 8.2(b), the termination of this Agreement shall not relieve any Party from liability for any failure to perform or observe in any material respect any of its agreements or covenants contained in this Agreement which are to be performed or observed at or prior to Closing; (iii) except to the extent Sellers or Buyer have received the Deposit Amount as liquidated damages pursuant to Section 8.2(b), or as otherwise provided in Section 8.2(b)(ii), to the extent such termination results from the material Breach by a Party of any of its covenants or agreements under this Agreement, the other Party(ies) shall be entitled to all remedies available at law or in equity with respect to such Breach and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which such Party may be entitled; and (iv) the following provisions shall survive the termination of this Agreement until fully performed: Section 5.1, Section 8.2, Section 8.3, Section 9.5, Section 9.9, Section 9.10, Section 9.11 and Article 11 (other than Section 11.1), Appendix I and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.

(b)           Notwithstanding anything to the contrary in Section 8.2(a):

(i)           If Sellers have the right to terminate this Agreement (x) pursuant to Section 8.1(c) or (y) pursuant to Section 8.1(d) at such time that Sellers could have terminated this Agreement pursuant to Section 8.1(c) (without regard to any cure periods contemplated therein), then, in any such case, Sellers shall have the right, at Sellers’ sole discretion, to either: (A) enforce specific performance by Buyer of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for in Section 1.4(b)(i); or (B) if Sellers do not elect to seek and enforce specific performance (or does not successfully seek and enforce specific performance), terminate this Agreement and receive the entirety of the Deposit Amount as liquidated damages (and not as a penalty) free and clear of any claims by Buyer under this Agreement. If Sellers elect to terminate this Agreement pursuant to this Section 8.2(b)(i), then: (1) Sellers shall be entitled to receive the entirety of the Deposit Amount for its own account, free and clear of any claim thereto by Buyer under this Agreement or otherwise; (2) Buyer and Seller Representative shall then jointly instruct the Escrow Agent to release the Deposit Amount to Sellers within two (2) Business Days after the date of Sellers’ election; and (3) Sellers shall be free to enjoy immediately all rights of ownership of the Assets, and to sell, transfer, encumber or otherwise dispose of the Assets, to any Person without any restriction under this Agreement. The Parties acknowledge and agree that Sellers’ actual damages for Buyer’s material Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated damages amount for such material Breach.

(ii)           If Buyer has the right to terminate this Agreement (x) pursuant to Section 8.1(b) or (y) pursuant to Section 8.1(d) at such time that Buyer could have terminated this Agreement pursuant to Section 8.1(b) (without regard to any cure periods contemplated therein), then, in either case, Buyer shall have the right, as its sole discretion, to either (A) enforce specific performance by Sellers of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for in Section 1.4(b)(i); or (B) if Buyer does not elect to seek and enforce specific performance (or does not successfully seek and enforce specific performance), terminate this Agreement and receive a return of the Deposit Amount, and Buyer may seek to receive its and its Affiliates’ actual direct damages from Sellers up to $10,000,000. If Buyer elects the remedy provided by clause (A), Buyer and Seller Representative shall then jointly instruct the Escrow Agent to release the Deposit Amount to Sellers at Closing. If Buyer elects to terminate this Agreement pursuant to clause (B), then (1) within two (2) Business Days of Buyer’s election, Buyer and the Seller Representative shall jointly instruct the Escrow Agent to return the Deposit Amount to Buyer and such remedy shall be Buyer’s sole and exclusive remedy against any member of the Seller Group under this Agreement and (2) Sellers shall be free to enjoy immediately all rights of ownership of the Assets, and to sell, transfer, encumber, or otherwise dispose of the Assets, to any Person without any restriction under this Agreement.

(c)           Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth in this Agreement, each Party covenants and agrees that solely with respect to each Buyer’s rights under Section 8.2(b)(ii)(A): (i) the rights of each Party to consummate the Contemplated Transactions are special, unique and of extraordinary character and that, if any Seller violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, Buyer may be without an adequate remedy at law; (ii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to Buyer’s rights under Section 8.2(b)(ii)(A); (iii) no Seller, nor its representatives, shall oppose the granting of specific performance or any such relief as a remedy with respect to Buyer’s rights under Section 8.2(b)(ii)(A); and (iv) Sellers agree to waive any requirement for the security or posting of any bond in connection with the remedies described in Section 8.2(b)(ii)(A).

(d)           If this Agreement is terminated by either Buyer or Sellers pursuant to Section 8.1 for any reason other than as described in Section 8.1(b): then (i) within two (2) Business Days of such termination, Buyer and the Seller Representative shall jointly instruct the Escrow Agent to return the Deposit Amount to Buyer to the account designated by Buyer in writing at least one (1) Business Day in advance, free and clear of any claim thereto by Seller under this Agreement or otherwise; and (ii) Sellers shall be free to enjoy immediately all rights of ownership of the Assets, and to sell, transfer, encumber or otherwise dispose of the Assets, to any Person without any restriction under this Agreement.

Section 8.3            Return of Records Upon Termination. Upon termination of this Agreement: (a) Buyer shall promptly return to Sellers or destroy (at Buyer’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Sellers to Buyer in connection with its due diligence investigation of the Assets; and (b) an officer of Buyer shall confirm Buyer’s compliance with the preceding clause (a) to Sellers in writing (email being sufficient).

Article 9
INDEMNIFICATION; REMEDIES

Section 9.1            Survival.

(a)           Subject to and without limiting any of Buyer’s rights under the R&W Insurance Policy, the survival periods for the various representations, warranties, covenants and agreements contained in this Agreement shall be as follows:

(i)           the covenants and other agreements of Sellers set forth in this Agreement to be performed on or before Closing shall expire at Closing;

(ii)          the covenants and other agreements of Sellers set forth in this Agreement to be performed after Closing shall survive until fully performed;

(iii)         all representations and warranties of Sellers (including the corresponding representations and warranties given in the Sellers Certificates) shall terminate and expire at Closing;

(iv)         all representations, warranties, covenants and agreements of Buyer shall survive indefinitely; and

(v)          all other indemnities and all other provisions of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided in this Agreement.

(b)           Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, but there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

Section 9.2            Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 9 and Sections 10.9 and 10.10, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis and shall defend, release, indemnify and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:

(a)           any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(b)           any Breach by Buyer of any covenant, obligation or agreement of Buyer in this Agreement;

(c)           any Damages arising out of or relating to Buyer’s and its Representatives’ access to the Assets and contracts, books and records and other documents and data relating thereto prior to the Closing, including Buyer’s title and environmental inspections pursuant to Section 5.5, including Damages attributable to personal injury, illness or death, or property damage; and

(d)           the Assumed Liabilities.

Section 9.3            Indemnity Net of Insurance. The amount of any Damages for which an indemnified party is entitled to indemnity under this Article 9 shall be reduced by the amount of insurance or indemnification proceeds realized by the indemnified party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified party or its Affiliates).

Section 9.4            Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except in the case of Fraud, from and after Closing, Buyer’s and Buyer Group’s sole and exclusive remedy against any member of the Seller Group with respect to the negotiation, performance and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants and agreements of any member of the Seller Group contained herein, the affirmations of such representations, warranties, covenants and agreements contained in the Sellers Certificates or contained in any other Transaction Document delivered hereunder by or on behalf of any member of the Seller Group are the rights to proceeds of the R&W Insurance Policy. Upon Closing, other than for Fraud and subject to the rights to proceeds of the R&W Insurance Policy, Buyer (on its behalf and on behalf of the Buyer Group) irrevocably waives, releases, remises and forever discharges each member of the Seller Group from any and all Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Buyer Group might now or subsequently may have, based on, relating to or arising out of the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder, or any member of the Seller Group’s ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including rights to contribution under CERCLA or any other Environmental Law, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by any member of the Buyer Group, and any rights under agreements among any members of the Seller Group, even if caused in whole or in part by the negligence (whether gross, sole, joint, active, passive, comparative, or concurrent), strict liability or other legal fault of any released Person, invitees or Third Parties excluding, however, any damages to the extent resulting from Fraud of seller Group.

Section 9.5            Procedure for Indemnification – Third Party Claims.

(a)           Promptly after receipt by an indemnified party under Section 9.1 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party, give notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 9. The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 9.5 shall not relieve the indemnifying Party of its obligations under this Article 9, except to the extent such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Third Party claim or participate in the Proceeding or otherwise prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.

(b)           If any Proceeding referred to in Section 9.5(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes, to assume by written notice to the indemnified party the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party. After written notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of such Proceeding, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If reasonably requested by the indemnifying Party, the indemnified party agrees to cooperate in contesting any Proceeding which the indemnifying Party elects to contest at the expense of the indemnifying Party; provided, that the indemnified party shall not be required to pursue any cross-claim or counter-claim in connection with any such defense. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if: (A) the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate; (B) the indemnifying Party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding; (C) such Proceeding relates to or arises in connection with any criminal proceeding; (D) such Proceeding seeks an injunction or equitable relief against any indemnified party; or (E) the indemnifying Party has failed or is failing to defend in good faith such Proceeding. If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified party’s prior written consent unless: (1) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified party; and (2) the sole relief provided is monetary damages that are paid in full by the indemnifying Party. In addition, the indemnified party shall have no liability with respect to any compromise or settlement of such Third-Party claims or Proceedings effected without its consent.

Section 9.6            Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third-Party claim may be asserted by notice to the Party from whom indemnification is sought.

Section 9.7            Indemnification of Group Members. The indemnities in favor of the Parties provided in this Article 9, shall be for the benefit of and extend to the indemnified party’s respective present and former Group members. Any claim for indemnity under this Article 9 by any Group member other than a Party must be brought and administered by the relevant Party to this Agreement. No indemnified party other than Sellers shall have any rights against the other Party(ies) under the terms of this Article 9 except as may be exercised on its behalf by Sellers, as applicable, pursuant to this Section 9.7. Sellers may elect to exercise or not exercise indemnification rights under this Section 9.7 on behalf of the other indemnified party affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Article 9.

Section 9.8            Extent of Representations and Warranties.

(a)           Notwithstanding anything to the contrary contained in this Agreement, except as and to the extent expressly set forth in Article 2 or in the Instruments of Conveyance, Sellers make no representations or warranties whatsoever, and disclaim all liability and responsibility for, and Buyer waives and represents and warrants that it has not relied upon, any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer (including any opinion, information or advice that may have been provided to Buyer or its affiliates or representatives by any Affiliates or Representatives of Sellers or by any investment bank or investment banking firm, any petroleum engineer or engineering firm, Sellers’ counsel or any other agent, consultant or Representative of Sellers). Without limiting the generality of the foregoing, except as and to the extent expressly set forth in this Agreement or in the Instruments of Conveyance, Sellers expressly disclaim and negate, and Buyer waives, any representation or warranty, express, implied, at common law, by statute or otherwise, relating to: (a) the title to any of the Assets; (b) the condition of the Assets (including any implied or express warranty of merchantability, fitness for a particular purpose or conformity to models or samples of materials), it being distinctly understood that the Assets are being sold “As Is,” “Where Is,” and “With All Faults As To All Matters;” (c) any infringement by any Seller of any patent or proprietary right of any Third Party; (d) any information, data or other materials (written or oral) furnished to Buyer by or on behalf of any Seller (including the existence or extent of Hydrocarbons or the mineral reserves, the recoverability of such reserves, any product pricing assumptions and the ability to sell Hydrocarbon production after the Closing); (e) the environmental condition and other condition of the Assets, and any potential liability arising from or related thereto; and (f) the presence or absence of asbestos, NORM, or other wastes or hazardous materials in or on the assets.

(b)           Buyer acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the Contemplated Transactions and the Assets (including Buyer’s own estimate and appraisal of the extent and value of Sellers’ Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks and conditions associated with the acquisition of the Assets). Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and the express representations and warranties of Sellers contained in this Agreement and the Seller Closing Documents. Buyer irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Proceeding of any kind against Sellers or their Affiliates, alleging facts contrary to the foregoing acknowledgment and affirmation.

(c)           Notwithstanding the foregoing, nothing herein shall operate to release or relieve Sellers or any of their respective Affiliates of any common law liability to Buyer for Fraud in the event that Sellers or any of their Affiliates, as the case may be, is finally determined by a court of competent jurisdiction to have committed Fraud against Buyer or under this Agreement.

Section 9.9            Compliance With Express Negligence Test. The Parties agree that any indemnity, defense or release obligation arising under this Agreement shall apply without regard to the negligence, strict liability or other fault of the indemnified party, whether active, passive, joint, concurrent, comparative, contributory or sole, or any pre-existing condition, any breach of contract or breach of warranty, or violation of any Legal Requirement, except to the extent such damages were occasioned by the gross negligence or willful misconduct of the indemnified party or any Group member thereof, it being the Parties’ intention that Damages to the extent arising from the gross negligence or willful misconduct of the indemnified party or any Group member thereof not be covered by the release, defense or indemnity obligations in this Agreement. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and is conspicuousness.

Section 9.10          Limitations of Liability. Notwithstanding anything to the contrary contained in this Agreement but subject to the following sentence, in no event shall Buyer ever be liable for, and Sellers release the other from, any consequential, special, indirect, exemplary or punitive damages or claims relating to or arising out of the Contemplated Transactions or this Agreement. Notwithstanding the foregoing sentence, any consequential, special, indirect, exemplary or punitive damages recovered by a Third Party (including a Governmental Body, but excluding any Affiliate of any Group member) against a Person entitled to indemnity pursuant to this Article 9 shall be included in the Damages recoverable under such indemnity.

Section 9.11          No Duplication. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation or agreement in this Agreement. Buyer shall not be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 1.5 by reason of the same set of facts.

Section 9.12          Disclaimer of Application of Anti-Indemnity Statutes. Sellers and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement or the Contemplated Transactions.

Section 9.13          Waiver of Right to Rescission. Sellers and Buyer acknowledge that except as expressly set forth in Article 8 and this Article 9, following the Closing, the payment of money as limited by the terms of this Agreement and the rights to the proceeds of the R&W Insurance Policy, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained in this Agreement or for any other claim arising in connection with or with respect to the Contemplated Transactions. As the payment of money shall be adequate compensation, following Closing, Sellers and Buyer waive any right to rescind this Agreement or any of the Contemplated Transactions.

Section 9.14          Disclaimer of Reliance on Sellers’ Methodologies. For the avoidance of doubt, Buyer acknowledges and agrees that Buyer cannot rely on or form any conclusions from Sellers’ methodologies for the determination and reporting of any Asset Taxes that were utilized for any taxable period (or portion thereof) beginning prior to the Effective Time for purposes of calculating and reporting Asset Taxes attributable to any taxable period (or portion thereof) beginning after the Effective Time, it being understood that Buyer must make its own determination as to the proper methodologies that can or should be used for any such later Tax Return.

Section 9.15          Treatment of Indemnification Payments. The Parties shall treat any amounts paid under this Article 9 as an adjustment to the Purchase Price for U.S. federal and applicable state Income Tax purposes, unless otherwise required by applicable law.

Article 10
TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS

Section 10.1          Preferential Purchase Rights. Sellers shall provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions prior to the Closing Date and in accordance with Section 4.4. To the extent (a) any such Preferential Purchase Rights are exercised by any holders thereof or (b) the time period for exercising any Preferential Purchase Right has not expired, but no notice of waiver (nor of the exercise of such Preferential Purchase Right) has been received from the holder thereof, then, in each case, the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets unless and until conveyed to Buyer in accordance with this Agreement. The Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) so retained. If any holder of a Preferential Purchase Right initially elects to exercise that Preferential Purchase Right, but after the Closing Date, refuses to consummate the purchase of the affected Asset(s) or if the time period for exercising a Preferential Purchase Right affecting an Asset held back at Closing subsequently expires without exercise, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 1.5), and the closing of such transaction shall take place on a date designated by Sellers not more than one hundred eighty (180) days after the Closing Date; provided, for purposes of clarity, that if the closing of any such transaction has not occurred on or prior to the date that is one hundred eighty (180) days after the Closing Date, Seller shall have no furth obligation to sell and convey such Asset(s) and Buyer shall have no further obligation to purchase, accept and pay for such Asset(s), and the affected Asset(s) shall be deemed to be Excluded Assets. If such holder’s refusal to consummate the purchase of the affected Asset(s) occurs prior to the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase the affected Asset(s) at the Closing in accordance with the terms of this Agreement.

Section 10.2          Consents. Sellers shall initiate all procedures required to comply with or obtain all Consents required for the transfer of the Assets in accordance with Section 4.4.

(a)           If Sellers are unable to obtain any Consent necessary for the transfer of any Asset to Buyer, such unobtained Consent shall be handled as follows:

(i)           If the Consent is a not a Required Consent, then the affected Assets shall nevertheless be conveyed at the Closing. Any Damages that arise due to the failure to obtain such Consent shall be borne by Buyer, and Buyer shall defend, release, indemnify and hold harmless Seller Group from and against the same.

(ii)           If the Consent is a Required Consent applicable to the transfer of a Lease or Well, the Purchase Price shall be adjusted downward by the Allocated Value of the affected Lease and Wells burdened by such Required Consents, and such affected Leases and Wells shall be treated as Retained Assets unless and until conveyed to Buyer in accordance with this Agreement.

(iii)         If the Consent is a Required Consent applicable to the transfer of an Asset that is not a Lease or Well, then, at Buyer’s reasonable request (A) such Seller shall hold such Asset as nominee for Buyer, effective as of the Effective Time, and such Seller shall use good faith efforts to obtain such Consent promptly after Closing, (B) the Purchase Price shall not be reduced on account of such unobtained Consent, (C) Buyer shall be entitled to all benefits of enjoyment of such Assets and pay any costs and expenses associated with such Assets, (D) such Seller shall pay Buyer any revenues or other economic benefits associated with such Asset for period from and after the Effective Time, and (E) Buyer shall assume and perform all obligations and burdens thereunder and arising during any time period, and shall indemnify, defend and hold such Seller harmless from and against any Damages incurred or suffered by such Seller as a consequence of remaining a party to such Asset until the Required Consent is obtained; provided that if such Required Consent has not been obtained by the second (2nd) anniversary of Closing, then, at Buyer’s election, either (1) Sellers shall assign to Buyer the Asset subject to the Required Consent, (2) Sellers shall terminate the Asset subject to the Required Consent (in which event such asset shall be deemed to be an Excluded Asset), or (3) Sellers and Buyer shall negotiate in good faith to effectuate a transaction structure that provides Buyer with the benefits of ownership of such Asset without requiring consent. For the avoidance of doubt, the associated Leases and Wells (as applicable) will not be excluded from the Assets conveyed at Closing under this Section 10.2(a)(iii).

(b)           Notwithstanding the provisions of Section 10.2(a), if Sellers obtain all Required Consents applicable to a Retained Asset within one hundred eighty (180) days after the Closing, then Sellers shall promptly deliver conveyances of such Retained Asset(s) to Buyer and Buyer shall pay to Sellers an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Sellers (subject to the adjustments set forth in Section 1.5). If Sellers fail to obtain all Required Consents applicable to a Retained Asset on or prior to the date that is one hundred eighty (180) days after the Closing, then Seller shall have no further obligation to sell and convey such Asset(s) and Buyer shall have no further obligation to purchase, accept and pay for such Asset(s), and the affected Property shall be deemed to be Excluded Assets.

Section 10.3          Title Defects. Buyer shall notify Sellers of Title Defects (“Title Defect Notice(s)”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on January 10, 2025 (the “Defect Notice Date”). To be effective, each Title Defect Notice shall be in writing and include: (a) a description of the alleged Title Defect and the Lease Tract(s) or Well(s) (in each case, together with any associated Leases) affected by such alleged Title Defect (each such affected Lease Tract or Well, individually, a “Title Defect Property”); (b) the Allocated Value of the Title Defect Property; (c) supporting documents reasonably necessary for Sellers to verify the existence of the alleged Title Defect; (d) to the extent the Buyer has Knowledge thereof, the necessary curative action for the alleged Title Defect; and (e) Buyer’s reasonable, good faith estimate of the amount by which the Allocated Value of the Title Defect Property is reduced by such alleged Title Defect and the computations and information upon which Buyer’s belief is based (the “Title Defect Value”). To give Sellers an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use commercially reasonable efforts to give Sellers, on a weekly basis prior to the Defect Notice Date, written notice of all alleged Title Defects discovered by Buyer during the preceding week. Such written notice may be preliminary in nature and supplemented on or before the Defect Notice Date. Notwithstanding anything in this Agreement to the contrary and without limitation of Buyer’s rights under the R&W Insurance Policy, Buyer forever waives claims against Sellers for, and Sellers shall have no liability for, any and all Title Defects not asserted by a Title Defect Notice meeting all of the requirements set forth in this Section 10.3 no later than 5:00 p.m. Central Time on the Defect Notice Date.

Section 10.4          Title Defect Value. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a)           if the Parties agree on the Title Defect Value, then that agreed upon amount shall be the Title Defect Value;

(b)           if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)           if the Title Defect represents a discrepancy between: (i) Sellers’ aggregate Net Revenue Interest for a Title Defect Property as to the applicable Target Formation; and (ii) the Net Revenue Interest set forth for such Title Defect Property in Exhibit A-1 or Exhibit B, as applicable, as to the applicable Target Formation, and Sellers’ aggregate Working Interest in such Title Defect Property in Exhibit A-1 or Exhibit (B), as applicable as to the applicable Target Formation, is decreased in the same proportion, then the Title Defect Value shall be calculated under the following formula: the product of the Allocated Value of such Title Defect Property affected by said Title Defect, as to the applicable Target Formation, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit A-1 or Exhibit B, as applicable, as to the applicable Target Formation; provided, that if the Title Defect does not affect the affected Title Defect Property throughout the entire productive life thereof, then the Title Defect Value determined under this Section 10.4(b) shall be reduced to take into account the applicable time period only;

(d)           if the Title Defect represents a negative discrepancy between (A) Sellers’ aggregate ownership of Net Acres for any Lease Tract or Net Mineral Acres for any Fee Mineral, in each case, as to the applicable Target Formation and (B) the amount of Net Acres or Net Mineral Acres as to such Target Formation for such Lease Tract or Fee Mineral in Exhibit A-1 or Exhibit A-4, as applicable, and there is no discrepancy between the Net Revenue Interest of Sellers in such Target Formation as to such Lease Tract and the Net Revenue Interest set forth for such Target Formation as to such Lease Tract in Exhibit A-1, then the Title Defect Value shall be the product of the Allocated Value of such Target Formation as to such Lease Tract or Fee Mineral, as applicable, multiplied by a fraction, the numerator of which is the difference between the number of Net Acres or Net Mineral Acres, as applicable, owned by Sellers in such Target Formation as to such Lease Tract or Fee Mineral, as applicable, and the number of Net Acres or Net Mineral Acres set forth for such Lease Tract or Fee Mineral in Exhibit A-1 or Exhibit A-4, as applicable, and the denominator of which is the Net Acres or Net Mineral Acres set forth for such Target Formation as to such Lease Tract or Fee Mineral in Exhibit A-1 or Exhibit A-4, as applicable; and

(e)           if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property and such other reasonable factors as are necessary to make a proper evaluation.

In no event, however, shall the total of the Title Defect Values for all Title Defects related to a particular Title Defect Property exceed the Allocated Value thereof. The Title Defect Value with respect to a Title Defect shall be determined separately for each Title Defect as to each individual Title Defect Property affected thereby, and without any duplication of any costs or losses included in any other Title Defect Value under this Agreement or for which Buyer otherwise receives credit in the calculation of the Purchase Price.

Section 10.5          Sellers’ Cure or Contest of Title Defects. Sellers, in their sole discretion, may: (x) elect to exclude at Closing any Title Defect Property (together with any other associated Assets to the extent pertaining to such Title Defect Property, which will become Retained Assets) affected by an asserted Title Defect(s) if the aggregate of any or all Title Defect Values with respect to such Title Defect Property equals or exceeds seventy-five percent (75%) of the Allocated Value thereof, and reduce the Purchase Price by the Allocated Value of such Title Defect Property; (y) contest any asserted Title Defect or Buyer’s reasonable, good faith estimate of the Title Defect Value as described in Section 10.5(c); or (z) seek to cure any asserted Title Defect as described in Section 10.5(a).

(a)           Sellers shall have the right to cure any Title Defect on or before ninety (90) days after the Closing Date or, if later, after the date of resolution of such Title Defect or the Title Defect Value by an Expert pursuant to Section 10.14 (the “Title Defect Cure Period”). Sellers may exercise such cure right by giving written notice to Buyer of their election to cure prior to the Closing Date or, if later, after the applicable Expert Decision date. During the period of time from Closing to the expiration of the Title Defect Cure Period, Buyer agrees to reasonably cooperate with Sellers, including by giving Sellers reasonable access during normal business hours to all Records in Buyer’s or its Affiliates’ possession or control. An election by Sellers to attempt to cure a Title Defect shall be without prejudice to the rights of Sellers under this Section 10.5 or Section 10.14, and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. If Sellers elect to cure and:

(i)           actually cure the Title Defect (“Cure”), prior to the Closing, then the Asset(s) affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or

(ii)          do not Cure the Title Defect prior to the Closing, then:

(A)           subject to Section 10.5(c): (I) Sellers shall convey the affected Asset to Buyer at Closing; (II) at Closing, Buyer shall deposit the uncured amount of such Title Defect Value (after taking into account, in each case, the De Minimis Title Defect Cost and the Aggregate Defect Deductible), into the defect escrow account established pursuant to the Escrow Agreement (the “Defect Escrow Account”) pending final Cure or resolution of such Title Defect; and (III) within two (2) Business Days following (x) final Cure of such Title Defect or (y) the expiration of the Title Defect Cure Period, the Seller Representative and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Title Defect Value (or portion thereof) attributable to any Cure or partial Cure of such Title Defect to Sellers, and the remaining amount of such Title Defect Value (if any) to Buyer, as applicable; or

(B)           if and only if Buyer agrees to this remedy in Buyer’s sole discretion, Sellers shall convey the affected Asset to Buyer at Closing and indemnify Buyer against all Damages (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Sellers in a form and substance reasonably acceptable to Buyer.

(b)           If Sellers do not elect to Cure the Title Defect, but in all cases subject to Sellers’ continuing right to contest the Title Defect or applicable Title Defect Value attributable thereto, Sellers shall convey the affected Asset to Buyer at the Closing and, subject to Section 10.6, the Purchase Price shall be adjusted downward by the applicable Title Defect Value for such Asset.

(c)           Sellers and Buyer shall attempt to agree on the existence, extent, cure and Title Defect Value for all Title Defects. Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose. However, Sellers, on the one hand, or Buyer, on the other hand, may, at any time prior to the final resolution of the applicable Title Defect under this Agreement, submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 10.14. If a contested Title Defect cannot be resolved prior to Closing, except as otherwise provided in this Agreement: (i) the Asset affected by such Title Defect shall nevertheless be conveyed to Buyer at the Closing; (ii) at Closing, Buyer shall deposit an amount equal to the Title Defect Value set forth in the Title Defect Notice for such contested Title Defect for such Asset (the “Disputed Title Amount”), after taking into account the De Minimis Title Defect Cost and the Aggregate Defect Deductible, into the Defect Escrow Account pending final resolution of such contested Title Defect; and (iii) within two (2) Business Days following final resolution of such contested Title Defect in accordance with Section 10.14, the Seller Representative and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Title Amount to Sellers or Buyer, as applicable.

Section 10.6          Limitations on Adjustments for Title Defects. Notwithstanding the provisions of Section 10.3, Section 10.4 and Section 10.5, Buyer shall have no recourse under this Agreement in respect of Title Defects, and no adjustment to the Purchase Price or other remedies for Title Defects under Section 10.5 shall be made or available, unless and until the sum of: (a) the aggregate Title Defect Values of all individual uncured Title Defects (the “Aggregate Title Defect Value”), plus (b) the Aggregate Environmental Defect Value, less (c) the Title Benefit Amount, exceeds the Aggregate Defect Deductible, and then only to the extent such amount exceeds the Aggregate Defect Deductible. In addition, Buyer shall have no recourse under this Agreement for any individual Title Defect if the Title Defect Value for such Title Defect is less than the De Minimis Title Defect Cost (which value shall not be considered in calculating the Aggregate Title Defect Value). If (i) any individual Title Defect affects more than one Title Defect Property or (ii) any Title Defect Property is burdened or affected by more than one Title Defect (regardless of whether each such Title Defect meets the De Minimis Title Defect Cost), in each case, the respective Title Defect Value with respect to such Title Defects and Title Defect Properties shall be subject to a single application of the De Minimis Title Defect Cost. For the avoidance of doubt, if Sellers retain any Asset(s) related to any Title Defect pursuant to Section 10.5, then: (i) the Purchase Price shall be reduced by the Allocated Value of such retained Asset(s); and (ii) the Title Defect Value(s) for any Title Defect relating to such retained Asset(s) will not be counted towards the Aggregate Title Defect Value.

Section 10.7          Title Benefits.

(a)           If Sellers discover any right, circumstance or condition that operates (i) to increase the Net Revenue Interest as to the Target Formation for any Lease Tract above that shown in Exhibit A-1 or Well above that shown in Exhibit B, to the extent the same does not cause a greater than proportionate increase in Sellers’ Working Interest above that in Exhibit A-1 for such Lease Tract or Exhibit B for such Well; (ii) to decrease the aggregate Working Interest of Sellers as to the Target Formation for any Lease Tract or Well below that shown in Exhibit A-1 for such Lease Tract or Exhibit B for such Well, and such decrease in Working Interest is proportionately greater than any corresponding decrease in Sellers’ aggregate Net Revenue Interest therein as shown in Exhibit A-1 for such Lease Tract or Exhibit B for such Well; or (iii) to increase the Net Acres or Net Mineral Acres as to the Target Formation for any Lease Tract or Fee Mineral above that shown in Exhibit A-1 or Exhibit A-4, as applicable, without, with respect to the applicable Lease Tract, causing a decrease in Sellers’ Net Revenue Interest below that shown on Exhibit A-1 (and disregarding any increase in Sellers’ Working Interest in and to such Lease Tract above that shown for such Lease Tract on Exhibit A-1 that is not accompanied by at least a proportionate increase in Sellers’ Net Revenue Interest in and to such Lease Tract above that shown for such Lease Tract on Exhibit A-1) (each, a “Title Benefit” and such Assets affected thereby, the “Title Benefit Properties”), then Sellers shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice of any such Title Benefits (a “Title Benefit Notice”), as soon as practicable but not later than 5:00 p.m. Central Time on the Defect Notice Date, stating with reasonable specificity the Assets affected, the particular Title Benefit claimed and Sellers’ reasonable, good faith estimate of the amount the additional interest increases the value of the affected Assets over and above that Asset’s Allocated Value (the “Title Benefit Value”). Buyer shall also promptly furnish Sellers with written notice of any Title Benefit Properties discovered by any of Buyer’s or any of its Affiliates’ Representatives, employees, title attorneys, landmen or other title examiners. The Title Benefit Value of any Title Benefit shall be determined by the following methodology, terms and conditions (without duplication): (A) if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value; (B) if the Title Benefit represents a discrepancy between (1) Sellers’ aggregate Net Revenue Interest for any Title Benefit Property as to the applicable Target Formation and (2) the Net Revenue Interest set forth for such Title Benefit Property on Exhibit A-1 or Exhibit B, as applicable, as to the applicable Target Formation and the Sellers’ Working Interest for such Title Benefit Property as to such Target Formation is increased in the same proportion, then the Title Benefit Value shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A-1 or Exhibit B, as applicable, as to the applicable Target Formation; (C) if the Title Benefit represents a discrepancy between (1) Sellers’ Net Acres or Net Mineral Acres in the Target Formation for any Lease Tract or Fee Mineral and (2) the Net Acres or Net Mineral Acres stated on Exhibit A-1 or Exhibit A-4, as applicable, for such Target Formation in such Lease Tract or Fee Mineral, as applicable, then the Title Benefit Amount shall be the product of (x) the Allocated Value of such Lease Tract or Fee Mineral, multiplied by a fraction, the (1) numerator of which is the applicable Net Acres or Net Mineral Acres increase, and (2) denominator of which is the Net Acres stated on Exhibit A-1 or Net Mineral Acres stated on Exhibit A-4, as applicable; and (D) if the Title Benefit is of a type not described above, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation.

(b)           Sellers and Buyer shall attempt to agree on the existence and Title Benefit Value for all Title Benefits on or before the end of the Title Defect Cure Period. If Buyer agrees with the existence of the Title Benefit and Sellers’ reasonable, good faith estimate of the Title Benefit Value, then the Aggregate Title Defect Value will be offset by the aggregate amount all Title Benefit Values (such amount, the “Title Benefit Amount”). If the Parties cannot reach agreement by the end of the Title Defect Cure Period, the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 10.14. Notwithstanding the foregoing, the Parties acknowledge and agree that Title Benefit Values may be used only to offset any Title Defect Values, and that there will be no net upward adjustment to the Purchase Price for any Title Benefits. If a contested Title Benefit cannot be resolved prior to the Closing, Sellers shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though there were no Title Benefits; provided, however, if the Title Benefit contest results in a determination that a Title Benefit exists, then the Aggregate Title Defect Value will be offset by the applicable Title Benefit Value as determined in such contest (which adjustment shall be made on the Final Settlement Statement).

Section 10.8          Exclusive Remedies. Subject to and without limiting Buyer’s rights under the R&W Insurance Policy (including in respect of the representation in Section 2.18) and without limiting Buyer’s remedies for Title Defects set forth in this Article 10, Sellers make no and expressly disclaims all, and Buyer waives and represents and warrants that it has not relied upon any, warranty or representation, express, implied, statutory or otherwise with respect to Sellers’ title to any of the Assets (a) before Closing, which shall be exclusively addressed as set forth in Section 10.5; and (b) after Closing, shall be pursuant to the R&W Insurance Policy.

Section 10.9          Environmental Defect Notice. Buyer shall notify Sellers in writing of any Environmental Defect (an “Environmental Defect Notice”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on the Defect Notice Date. To give Sellers an opportunity to commence reviewing and curing alleged Environmental Defects asserted by Buyer, Buyer shall use commercially reasonable efforts to give Sellers, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during such calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Notice Date. To be effective, an Environmental Defect Notice shall include: (a) the Asset(s) affected by the alleged Environmental Defect (each such Asset, individually an “Environmental Defect Property”); (b) a reasonably detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement; (c) Buyer’s reasonable, good faith estimate of the Environmental Defect Value with respect to such Environmental Defect; and (d) appropriate documentation reasonably necessary for Sellers to substantiate Buyer’s claim and calculation of the Environmental Defect Value. Notwithstanding anything in this Agreement to the contrary and without limitation of Buyer’s rights under the R&W Insurance Policy, Buyer forever waives claims against Sellers for environmental matters, Environmental Liabilities, Environmental Conditions and Environmental Defects not asserted by an Environmental Defect Notice meeting all of the requirements set forth in this Section 10.9 no later than 5:00 p.m. Central Time on the Defect Notice Date.

Section 10.10        Sellers’ Exclusion, Cure or Contest of Environmental Defects. Sellers, in their sole discretion, (x) may elect to exclude at Closing any Environmental Defect Property (together with any other associated Assets to the extent associated with such Environmental Defect Property, which will become Retained Assets) affected by an asserted Environmental Defect if the Environmental Defect Value with respect to such Environmental Defect equals or exceeds (i) for Environmental Defect Properties with an Allocated Value, seventy-five percent (75%) of the Allocated Value of the affected Environmental Defect Property or (ii) for Environmental Defect Properties with no Allocated Value, $1,000,000, and reduce the Purchase Price by the Allocated Value(s) thereof, (y) may contest any asserted Environmental Defect or Buyer’s reasonable, good faith estimate of the Environmental Defect Value as described in Section 10.10(b) or (z) may seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 10.10(a).

(a)           Sellers shall have the right, but not the obligation, to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before the Closing Date. Sellers may exercise such remediation or cure right by giving written notice to Buyer to that effect prior to the Closing Date.

(i)           If Sellers elect to pursue remediation or cure and completes a Complete Remediation of an Environmental Defect prior to the Closing Date, the affected Environmental Defect Property(ies) shall be included in the Assets conveyed at Closing, and no Purchase Price adjustment will be made for such Environmental Defect;

(ii)           If Sellers elects to pursue remediation or cure and do not complete a Complete Remediation prior to the Closing or if Sellers do not elect to pursue remediation or cure, unless Sellers elect to exclude such affected Environmental Defect Property(ies) in accordance with this Section 10.10, then Sellers shall convey the affected Environmental Defect Property(ies) to Buyer and the Purchase Price shall be reduced by an amount equal to the remaining Environmental Defect Value for such Asset(s) (taking into account Sellers’ partial remediation or cure of such Environmental Defect, if any, and taking into account the De Minimis Environmental Defect Cost and the Aggregate Defect Deductible).

(b)           Sellers and Buyer shall attempt to agree on the existence and Environmental Defect Value of all Environmental Defects prior to the Closing. Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose. However, a Party may at any time prior to the final resolution of the applicable Environmental Defect under this Agreement elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 10.14. If a contested Environmental Defect cannot be resolved prior to the Closing, (i) the affected Environmental Defect Property(ies) (together with any other Assets appurtenant thereto) shall be included with the Assets conveyed to Buyer at Closing; (ii) at Closing, Buyer shall deposit an amount equal to the estimated Environmental Defect Value set forth in the Environmental Defect Notice for such contested Environmental Defect (the “Disputed Environmental Amount”), after taking into account the Aggregate Defect Deductible and the De Minimis Environmental Defect Cost, into the Defect Escrow Account pending final resolution of such contested Environmental Defect; and (iii) within two (2) Business Days following final resolution of such contested Environmental Defect in accordance with Section 10.14, Sellers and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Environmental Amount to Seller or Buyer, as applicable.

Section 10.11        Limitations. Notwithstanding the provisions of Section 10.9 and Section 10.10, Buyer shall have no recourse under this Agreement in respect of Environmental Defects, and no adjustment to the Purchase Price or other remedies for any Environmental Defects under Section 10.10 shall be made or available, unless and until the sum of (x) the aggregate value of all Environmental Defect Values not cured or excluded by Sellers pursuant to Section 10.10 (the “Aggregate Environmental Defect Value”), plus (y) the Aggregate Title Defect Value, less (z) the Title Benefit Amount, exceeds the Aggregate Defect Deductible, and then only to the extent such amount exceeds the Aggregate Defect Deductible. In addition, Buyer shall have no recourse under this Agreement for any individual Environmental Defect if the Environmental Defect Value for such Environmental Defect is less than the De Minimis Environmental Defect Cost (which value shall not be considered in calculating the Aggregate Environmental Defect Value) and such Environmental Defect will be considered waived by Buyer for all purposes. The Parties agree that for purposes of calculating the Environmental Defect Value and De Minimis Environmental Defect Cost, each Environmental Defect shall include only an individual event, occurrence or condition and there shall be no aggregation of events, occurrences or conditions; provided, however, if an Environmental Defect which is solely a regulatory or permitting deficiency (e.g., the failure to obtain the same type of permit required under applicable Environmental Laws or prepare and file the same type of plan (including spill, prevention, control and countermeasure plans) or report) and not a physical condition that affects multiple Assets, then the Environmental Defect Values associated with each such Environmental Defect that is common across multiple Assets may be aggregated for purposes of meeting the De Minimis Environmental Defect Cost. For the avoidance of doubt, if Sellers retain any Asset(s) related to any Environmental Defect or cures an Environmental Defect pursuant to Section 10.10, then the Environmental Defect Value for the Environmental Defect relating to such retained Asset(s) or cured Environmental Defect will not be counted towards the Aggregate Environmental Defect Value.

Section 10.12        Exclusive Remedies. Notwithstanding anything in this Agreement to the contrary, the rights and remedies granted to Buyer in this Article 10 and the R&W Insurance Policy are the exclusive rights and remedies against Sellers related to any environmental matter, Environmental Liabilities, Environmental Condition, Environmental Defect or Damages related thereto. Buyer expressly waives, and releases Seller Group from, any and all other rights and remedies it may have under Environmental Laws against Sellers regarding environmental matters, Environmental Defects, Environmental Liabilities and Environmental Conditions associated with the Assets (including the ownership or operation thereof), whether for contribution, indemnity or otherwise. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and is conspicuousness.

Section 10.13        Casualty Loss and Condemnation. If, after the Execution Date but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty (not including normal wear and tear, downhole mechanical failure or reservoir changes) or if any portion of the Properties are taken by condemnation or under the right of eminent domain (each, a “Casualty Loss”), this Agreement shall remain in full force and effect, Buyer shall nevertheless be required to close the Contemplated Transactions. In the event that the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceed $2,000,000 (net to Sellers’ interest) prior to Closing, Sellers must elect, by written notice to Buyer prior to the Closing, either to (a) cause the Assets affected by such Casualty Loss to be repaired or restored, at Sellers’ sole cost, as promptly as reasonably practicable or (b) cause the Assets affected by such Casualty Loss to be conveyed to Buyer at the Closing with an adjustment to the Purchase Price. Seller shall (i) pay to Buyer all sums paid to Sellers by Third Parties as a result of any Casualty Loss; and (ii) assign, transfer and set over to Buyer or subrogate Buyer to all of the applicable Seller’s or its Affiliates’ right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties arising out of any Casualty Loss, in each case of clause (i) and (ii), only to the extent the Purchase Price was not adjusted and for amounts not used to reimburse Seller for Seller’s actual expenditures or commitments in repairing damage to or replacing the Assets affected by such Casualty Loss. Notwithstanding the foregoing sentence, Sellers shall reserve and retain (and Buyer shall assign to Sellers) all right, title, interest and claims against Third Parties for the recovery of Sellers’ costs and expenses incurred prior to Closing in repairing such Casualty Loss or pursuing or asserting any such insurance claims. Sellers shall have no other liability or responsibility to Buyer with respect to a Casualty Loss, even if such Casualty Loss shall have resulted from or shall have arisen out of the sole or concurrent negligence, fault, or violation of a Legal Requirement of Sellers or any member of Seller Group. Notwithstanding anything to the contrary in this Agreement, in no event will the following be considered a “Casualty Loss”: (A) production declines or any adverse change in the production characteristics or downhole condition of any well, including any well watering out, or experiencing a collapse in the casing or sand infiltration, from and after the Execution Date; and (B) depreciation through ordinary wear and tear of any Assets that constitute personal property.

Section 10.14        Expert Proceedings.

(a)           Each Title Defect dispute, Title Benefit dispute or Environmental Defect dispute referred to in this Section 10.14 (each, a “Disputed Matter”) may be submitted by any Party to the other Party on or before the date that is ten (10) Business Days following the Closing Date, and such dispute shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 10.14. Any notice from one Party to the other referring a dispute to this Section 10.14 shall be referred to in this Agreement as an “Expert Proceeding Notice”.

(b)           The arbitration shall be held before a one (1) member arbitration panel (the “Expert”), mutually agreed upon by the Parties. The Expert must: (i) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five (5) year period; and (ii) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute. The Expert must have not less than ten (10) years’ experience as a lawyer in the state where the Assets giving rise to the Disputed Matter are located with experience in exploration and production title or environmental matters. If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Experts. If, within five (5) Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven (7) Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three (3) acceptable, qualified experts. Within ten (10) Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one (1) through six (6) in order of preference each proposed expert on the combined lists, with a rank of one (1) being the most preferred expert and the rank of six (6) being the least preferred expert, and provide their respective rankings to the local office of the AAA where the Assets giving rise to the Disputed Matter are located. Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters. If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings.

(c)           Within five (5) Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters. Provided that no resolution has been reached, within five (5) Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 10.14 and the other applicable provisions of this Article 10; (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials; (iii) Seller’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials; and (iv) the Expert Proceeding Notice. If no Party has submitted a Disputed Matter to the Expert or applied to the local office of the AAA where the Assets giving rise to the Disputed Matter are located to choose the Expert, as applicable, within the relevant time periods set forth above, Buyer shall be deemed to have waived its dispute of such Title Defects, Title Defect Values, Title Benefits, and Title Benefit Values, Environmental Defects, Environmental Defect Values, and Sellers’ assertions with respect thereto shall be final and binding on the Parties.

(d)           The Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials described in Section 10.14(c) above (the “Expert Decision”). The Expert Decision with respect to each Disputed Matter will be limited to the selection of the single proposal for the resolution of such Disputed Matter proposed by a Party that best reflects the terms and provisions of this Agreement (i.e., the Expert must select either Buyer’s proposal or Sellers’ proposal for resolution of each Disputed Matter).

(e)           The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error. In making its determination, the Expert shall be bound by the rules set forth in this Article 10. The Expert may consult with and engage disinterested Third Parties to advise the Expert but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5) year period preceding the arbitration nor have any financial interest in the dispute.

(f)           The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution in this Agreement and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter. The costs of the applicable Expert (and the AAA, if applicable) in connection with the applicable dispute resolution shall be borne pro rata between the Parties with each Party being responsible for such costs and expenses to the extent the Expert has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Expert (e.g., if Buyer is awarded seventy percent (70%) of the value in dispute, then Buyer shall be responsible for paying thirty percent (30%) of the fees and expenses of the Expert, and Sellers shall be responsible for paying seventy percent (70%) of the fees and expenses of the Expert). Subject to the preceding sentence, each Party shall bear its own legal and other expenses incurred in connection with such arbitration.

Article 11
GENERAL PROVISIONS

Section 11.1          Records. As soon as reasonably practicable after Closing, but in any event no later than fifteen (15) days following the Closing Date, Sellers, at Buyer’s cost and expense, shall deliver originals of all Records (which may be delivered in electronic format, if originals are maintained in such format by Sellers) to Buyer (FOB Seller Representative’s office); provided, that for all Records that exist in electronic format as of the Closing Date, Sellers shall make available to Buyer electronic versions of such Records at the Closing. With respect to any original Records delivered to Buyer: (a) Sellers shall be entitled to retain copies of such Records; and (b) Buyer shall retain any such original Records for at least seven (7) years beyond the Closing Date, during which seven (7) year period Sellers shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Sellers may make copies of such originals, at their own expense, as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or Threatened Proceeding against Sellers or their Affiliates; provided, that to the extent of any conflict between this Section 11.1 and Section 11.3(c) with respect to Buyer’s retention obligations regarding any Records relating to Tax matters, the provision imposing a longer retention obligation shall apply.

Section 11.2          Expenses.

(a)           Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel and accountants. Except for any expert proceeding pursuant to Section 10.14 or Section 1.5(d) (which will be governed by the terms of such provisions), the prevailing Party in any Proceeding brought under or to enforce this Agreement, shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.

(b)           All Transfer Taxes shall be borne fifty percent (50%) by Buyer and fifty-percent (50%) by Sellers, and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the Instruments of Conveyance, conveyances or other instruments of conveyance required to convey title to the Assets to Buyer shall be borne by Buyer. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes.

Section 11.3          Tax Matters.

(a)           In general, for purposes of Section 1.3 or Section 1.5, Sellers shall be allocated and bear, all Asset Taxes for: (i) any taxable period ending prior to the Effective Time; and (ii) the portion of any Straddle Period ending prior to the Effective Time. Notwithstanding the forgoing or anything in this Agreement to the contrary, if Buyer becomes entitled, pursuant to Section 1.5(e), to any amounts earned from the sale of Hydrocarbons produced prior to the Effective Time, Buyer shall be allocated and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom notwithstanding that such Hydrocarbons were produced prior to the Effective Time. All Asset Taxes attributable to any taxable period ending on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer. For purposes of determining the allocation of Asset Taxes between the Parties for any Straddle Period: (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes described in clause (C) below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred; (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred; and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis with respect to a Straddle Period shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time. For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time. To the extent the actual amount of any Asset Taxes described in this Section 11.3 is not determinable at Closing or the Final Settlement Date, Buyer and Sellers shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 1.3 or Section 1.5, as applicable. To the extent the amount of an Asset Tax reflected on any Tax Return the first due date for which arises after the Closing Date is different than the amount (if any) that was taken into account in respect of such Asset Tax in the Final Settlement Statement as finally determined pursuant to Section 1.5, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 11.3. Any allocation of Asset Taxes between the Parties shall be in accordance with this Section 11.3.

(b)           After the Closing Date, Buyer shall: (i) be responsible for paying any Asset Taxes for any taxable period beginning prior to the Closing Date that become due and payable after the Closing Date and shall file with the appropriate Governmental Body any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes; (ii) to the extent a Tax Return relates to Asset Taxes for which Sellers are liable pursuant to Section 11.3(a), submit each such Tax Return (in respect of Asset Taxes) to Seller Representative for its review and comment at least ten (10) days (or, if not commercially practicable, as soon as is practicable) prior to the due date therefor; and (iii) timely file any such Tax Return, incorporating any reasonable comments received from the Seller Representative with respect to such Tax Return (but only to the extent such comments relate to Asset Taxes for which Sellers are liable pursuant to Section 11.3(a)) at least three (3) days (or, if not commercially practicable, as soon as is practicable) prior to the due date therefor. The Parties agree that: (A) this Section 11.3(b) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Body; and (B) nothing in this Section 11.3(b) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Buyer of its obligations under this Section 11.3(b), which shall be borne by Buyer).

(c)           Buyer and Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes attributable to the Assets, including access to books and records, as is reasonably necessary for: (i) the filing of all Tax Returns by Buyer or any Seller; (ii) the making of any election relating to Taxes; (iii) the preparation for any audit relating to Taxes by any Governmental Body; and (iv) the prosecution or defense of any claim, suit or Proceeding relating to any Tax attributable to the Assets. Buyer agrees to: (x) retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective taxable periods (taking into account any valid extensions thereof); and (y) abide by all record retention agreements relating to Taxes entered into with any Governmental Body (but only if such a record retention agreement pertains to a taxable period that commences prior to the Closing Date).

Section 11.4          Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by electronic mail (“e-mail”) with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and e-mail addresses set forth below (or to such other recipients, addresses, or fax numbers as a Party may from time to time designate by notice to the other Party):

NOTICES TO BUYER:

Cimarex Energy Co.
Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, Texas 77024
Attention: Michael DeShazer; Adam Vela
E-mail: ***; ***

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
Attention:             Rahul D. Vashi; Chris Atmar

Email:                     rvashi@gibsondunn.com; catmar@gibsondunn.com

NOTICES TO SELLERS:

Avant Natural Resources, LLC
1515 Wynkoop Street, Suite 700
Denver, Colorado 80202
Attention:             Jacob Nagy; Pete Williams; Shelly Albrecht
Email:                    ***; ***; ***

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, Texas 77002
Attention:            John Alexander Kaercher, P.C.

                               Christopher S.C. Heasley, P.C.

                               Albert Jou

Email:                   john.kaercher@kirkland.com

                               christopher.heasley@kirkland.com

                               albert.jou@kirkland.com

Section 11.5          Governing Law; Jurisdiction; Service of Process; Jury Waiver. Subject to Section 11.18 and the following sentence, this Agreement and any claim, controversy or dispute arising under or related to this Agreement or the Contemplated Transactions or the rights, duties and the legal relations among the Parties and thereto shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. Any matters related to real property shall be governed by the laws of the state where such real property is located, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. Without limiting the dispute resolution procedures provided in Section 1.5(d) and Section 10.14 (collectively, the “Dispute Resolution Provisions”) with respect to disputes arising thereunder or properly subject thereto, to the extent not inconsistent with the Dispute Resolution Provisions, the Parties consent to the exercise of jurisdiction in personam by the federal courts of the United States located in Fort Worth, Texas, or the state courts located in Fort Worth, Texas, for any action arising out of this Agreement, any transaction documents or any Contemplated Transaction or transaction contemplated by any transaction documents. Subject to and without limiting the Dispute Resolution Provisions, all actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement, any transaction documents or any Contemplated Transaction or transaction contemplated by any transaction documents, in each case, that are properly referred to a court of competent jurisdiction and not otherwise subject to the Dispute Resolution Provisions, shall be exclusively litigated in such courts described above having sites in Fort Worth, Texas. Each Party irrevocably submits to the jurisdiction of such courts solely in respect of any such proceeding arising out of or related to this agreement. Each Party voluntarily, intentionally and irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement, any transaction documents or any Contemplated Transaction or transaction contemplated by any transaction documents. The parties further agree, to the fullest extent permitted by law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that a Party or any of its Affiliates has acquired, or following the Execution Date may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) irrevocably: (i) waives such immunity in respect of its obligations with respect to this Agreement; and (ii) submits to the personal jurisdiction of any court described in this Section 11.5.

Section 11.6          Further Assurances. The Parties agree to: (a) furnish upon request to each other such further information; (b) execute, acknowledge and deliver to each other such other documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.7          Waiver. Unless expressly provided otherwise hereunder, the rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the fullest extent permitted by applicable Legal Requirement: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.8          Entire Agreement and Modification. This Agreement supersedes all prior discussions, communications and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. Subject to Section 11.18, this Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties expressly stating that it is intended to serve as such an amendment or modification. No representation, promise, inducement or statement of intention with respect to the subject matter of this Agreement has been made by any Party that is not embodied in this Agreement together with the documents, instruments and writings that are delivered pursuant to this Agreement, and no Party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit, the terms and provisions of this Agreement shall govern, control and prevail.

Section 11.9          Assignments, Successors and No Third-Party Rights. Neither Party may assign any of its rights, liabilities, covenants or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party); provided, that Buyer may, without consent of Sellers, assign to one or more of its Affiliates its rights, liabilities, covenants or obligations under this Agreement. Any assignment made without such consent shall be void; provided, that such assignment shall not relieve Buyer of any of its obligations and responsibilities hereunder and such Affiliate shall assume, and be jointly and severally liable for, the obligations of Buyer under the Transaction Documents. Any assignment made with such consent nevertheless shall not relieve the assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party (acting in its sole discretion). Subject to the preceding provisions of this Section 11.9, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties (and Buyer Group and Seller Group who are entitled to indemnification under Article 9), any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. Subject to the preceding sentence, this Agreement and all provisions and conditions of this Agreement, are for the sole and exclusive benefit of the Parties (and Buyer Group and Seller Group who are entitled to indemnification under Article 9), and their respective successors and permitted assigns.

Section 11.10        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 11.11        Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits, Schedules, and Appendices in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” “Schedule,” or “Appendix” refer to the corresponding Section, Article, Exhibit, Schedule, or Appendix of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule, Appendix, or other provision of this Agreement. Each definition of a defined term in this Agreement shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. The word “or” means and includes “and/or” unless the context requires otherwise. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms of such Contract and this Agreement. Unless otherwise expressly provided in this Agreement, any statute or Legal Requirement defined or referred to in this Agreement means such statute or Legal Requirement as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, and all rules or regulations promulgated under such statute or Legal Requirement. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America. Each accounting term not defined in this Agreement, and each accounting term partly defined in this Agreement to the extent not defined, will have the meaning given to it under GAAP and COPAS, as in effect on the Execution Date. The terms “day” and “days” mean and refer to calendar day(s). If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Wherever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision of this Agreement or who supplied the form of Agreement. The phrase “ordinary course of business” or derivations thereof shall mean “ordinary course of business in substantially the same manner as conducted in the twelve (12) month period prior to the Execution Date”. Any reference in this Agreement to “made available” to Buyer or its Representatives means a document or other item of information that was provided or made available to Buyer or its Representatives in the VDR prior to the date that is two (2) Business Days prior to the execution of this Agreement.

Section 11.12        Counterparts. This Agreement may be executed and delivered (including by e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

Section 11.13        Press Release, News Media and External Statements; Confidentiality.

(a)           The Parties shall agree upon a press release to be issued following the Execution Date. Otherwise, from and after the Execution Date, no Party shall make (or cause or allow any Affiliate to make) any press release or other public announcement regarding the existence of this Agreement, the contents of this Agreement or the Contemplated Transactions without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent: (i) made to Governmental Bodies or Third Parties holding Preferential Purchase Rights, rights of Consents or other similar rights of Governmental Bodies or Third Parties that are applicable to the Contemplated Transaction, in each case, as are reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents; (ii) required by applicable securities or other Legal Requirements or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; (iii) made to a Party’s Representatives who have a need to know such information and are subject to confidentiality restrictions that are no less stringent than those set forth in this Agreement or the Confidentiality Agreement; or (iv) consistent with: (A) prior press releases or other public announcements made in compliance with this Section 11.13(a) or (B) any communication plan or strategy previously agreed to by the other Party in writing. In the case of the disclosures described under clauses (i) and (ii) of this Section 11.13(a), each Party shall use its commercially reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b)           The terms of the Confidentiality Agreement are incorporated by reference, and the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing. The Confidentiality Agreement shall terminate at Closing. In the event a provision contained in the Confidentiality Agreement conflicts with a provision contained in this Agreement, the provision contained in this Agreement shall control.

Section 11.14        Name Change; Removal of Seller Marks. As promptly as practicable, but in any event within ninety (90) days after the Closing Date, Buyer shall (a) eliminate, remove or paint over the use of the names “Avant,” “Avant Operating,” “Avant Natural Resources”, “Legion”, “Double Cabin”, “Guard”, and variants thereof from the Assets and (b) take all necessary company action (including filing all necessary documentation with applicable jurisdictions) to cause the name of Avant Operating to be changed to a name that does not include “Avant” or any variants thereof. Except with respect to such grace period for eliminating the existing usage, Buyer shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their Affiliates. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name and any resulting notification or approval requirements.

Section 11.15        Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are incorporated into this Agreement by reference and constitute a part of this Agreement for all purposes. Each Party and its counsel have received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

Section 11.16        Seller Representative. Each Seller hereby irrevocably constitutes and appoints ANR (in its capacity as such, the “Seller Representative”) as its true and lawful agent and attorney-in-fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the contemplated transactions and the exercise of all rights and the performance of all obligations hereunder, including: (i) receiving payments under or pursuant to this Agreement and disbursements thereof due to Sellers; (ii) receiving and forwarding of notices and communications pursuant to this Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of Sellers, any and all consents, waivers and amendments deemed by the Seller Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (iv) with respect to any indemnification claims, purchase price adjustment provisions, title and environmental defect processes and all other matters arising under this Agreement, (A) disputing or refraining from disputing, on behalf of any Seller relative to any amounts to be received by any Seller under this Agreement or any agreements contemplated hereby, or any claim made by Buyer under this Agreement, (B) negotiating and compromising, on behalf of each Seller, any dispute, controversy or dispute that may arise under, and exercise or refrain from exercising any rights or remedies available under, this Agreement and (C) executing, on behalf of each Seller, any settlement agreement, release or other document with respect to such dispute or remedy; and (v) performing those actions or exercising those powers otherwise specifically provided to the Seller Representative pursuant to the terms of this Agreement. Notices and communications to or from the Seller Representative shall constitute notice to or from each Seller. Any decision, act, consent or instruction of the Seller Representative (acting in its capacity as the Seller Representative) shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and Buyer may rely upon any such decision, act, consent or instruction.

Section 11.17        Several Liability. Anything in this Agreement to the contrary notwithstanding and irrespective of whether Sellers are referred to in this Agreement on a combined or individual basis, it is understood and agreed that the obligations and liabilities of Sellers under this Agreement and in connection with the transactions contemplated hereby are several (and not joint and several).

Section 11.18        Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Sellers, on behalf of themselves and the Seller Group: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources (including any debt commitment letter or debt financing agreement), arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees (without limiting clause (g) below) not to bring or support or permit any of its Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (e) agrees that service of process upon the Sellers, the Seller Group or any of their respective Affiliates in any such proceeding shall be effective if notice is given by registered or certified mail in accordance with Section 11.5, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Debt Financing Sources will have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any claims, causes of action, obligations or any related losses, costs or expenses arising under, out of, in connection with or related in any manner to this Agreement or any of the transactions contemplated hereby or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided, that nothing in this Section 11.18 will limit the liability or obligations of the Debt Financing Sources party to the debt commitment letter entered into in connection with the Debt Financing to Buyer (and its successors and assigns) or the other parties to such debt commitment letter), and (h) agrees that Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 11.18, and that such provisions of this Section 11.18 and the definition of “Debt Financing Sources” (and any other provisions of this Agreement to the extent a modification thereof would directly affect the substance of any of the foregoing) shall not be amended, waived, modified or terminated in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Financing. This Section 11.18 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary. The provisions of this Section 11.18 will survive any termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLERS:

AVANT NATURAL RESOURCES, LLC

By:	/s/ Jacob Nagy
Name:	Jacob Nagy
Title:	Co-Chief Executive Officer

AVANT OPERATING, LLC

By:	/s/ Jacob Nagy
Name:	Jacob Nagy
Title:	Co-Chief Executive Officer

GUARD INCOME FUND, LP

By:	/s/ Jacob Nagy
Name:	Jacob Nagy
Title:	Manager

DOUBLE CABIN MINERALS, LLC

By:	/s/ Jacob Nagy
Name:	Jacob Nagy
Title:	Manager

LEGION WATER SERVICES, LLC

By:	/s/ Jacob Nagy
Name:	Jacob Nagy
Title:	Co-Chief Executive Officer

LEGION PRODUCTION PARTNERS, LLC

By:	/s/ Jacob Nagy
Name:	Jacob Nagy
Title:	Manager

BUYER:

CIMAREX ENERGY CO.

By:	/s/ Shannon E. Young III
Name:	Shannon E. Young III
Title:	Executive Vice President & Chief Financial Officer

APPENDIX I

DEFINITIONS

For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Appendix I when capitalized:

“AAA” – the American Arbitration Association.

“Accounting Expert” – as defined in Section 1.5(d).

“Additional Interests” – as defined in Section 5.8(a).

“Additional Interests Acquisition Costs” – the actual and documented out-of-pocket costs and expenses incurred by or on behalf of any Seller or its Affiliates to a Third Party to acquire an Additional Interest including, but not limited to, any brokers fees, due diligence costs, title examination costs and any other similar costs and expenses related thereto.

“Additional Interests Purchase Price” – with respect to any Additional Interest, an amount equal to the sum of (a) the Additional Interests Acquisition Costs for such Additional Interest plus (b) an amount equal to twenty percent (20%) of the lease bonus paid in connection with the acquisition of such Additional Interest.

“Adjustment Deposit” – as defined in Section 1.8.

“AFE” – as defined in Section 2.12.

“Affiliate” – with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Aggregate Defect Deductible” – an amount equal to two and one-half percent (2.5%) of the unadjusted Purchase Price.

“Aggregate Environmental Defect Value” – as defined in Section 10.11.

“Aggregate Title Defect Value” – as defined in Section 10.6.

“Agreement” – as defined in the preamble to this Agreement.

Appendix I - 1

“Allocated Values” – with respect to each applicable Target Formation as to (a) each Lease Tract set forth on Exhibit A-1, (b) each Fee Mineral set forth on Exhibit A-4, and (c) each Well set forth on Exhibit B, in each case, the portion of the unadjusted Purchase Price allocated on Exhibit A-1, Exhibit A-4, and Exhibit B, as applicable, as to each such Target Formation for such Lease Tract, Fee Mineral or Well; provided, that such amount allocated to a Lease Tract, Fee Mineral or Well shall be increased or decreased by the portion of each adjustment to the Purchase Price under Section 1.5 applicable to such Lease Tract, Fee Mineral or Well.

“Allocation Dispute Resolution Period” – as defined in Section 1.7.

“ANR” – as defined in the preamble to this Agreement.

“Antitrust Laws” – the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, any state antitrust or unfair competition Legal Requirements and all other national, federal, state, foreign or multinational Legal Requirements, including any antitrust, competition or trade regulation Legal Requirements, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, attempted monopolization, restraint of trade, lessening of competition or abusing or maintaining a dominant position. Antitrust Laws also includes any Legal Requirement that requires one or more parties to a transaction to submit a notification to a Governmental Body with the authority to review certain transactions to determine if such transactions violate any Antitrust Law.

“Applicable Contracts” – all Contracts to which a Seller is a party or is bound that that will be binding on Buyer after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; vehicle leases and other similar contracts and agreements, but exclusive of any master service agreements (other than any master vehicle lease) and Contracts relating to the Excluded Assets.

“Asset Taxes” – ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes based upon the acquisition, operation or ownership of the Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” – all of Sellers’ right, title and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets:

(a)           all oil and gas leases and subleases that are described on Exhibit A-1 or otherwise within the Target Area (collectively, the “Leases”), together with any and all other right, title and interest of Sellers in and to the leasehold estates created thereby, and all related rights and interests in the lands covered by the Leases and any lands pooled, communitized or unitized therewith (such lands, the “Lands”);

Appendix I - 2

(b)           all fee mineral interests, lessor royalties, non-participating royalty interests, production payments, net profits interests, carried interests, reversionary interests, record title interests and all other Royalties and interests of any kind or character in Hydrocarbons in place and, as applicable, the leasehold estates created thereby, in each case, located in the Target Area, including those described in Exhibit A-4 (such interests, the “Fee Minerals”);

(c)           all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”) (the Leases, the Lands, the Fee Minerals, the Units and the Wells being collectively referred to in this Agreement as the “Properties” or individually as a “Property”);

(d)           to the extent that they may be assigned, transferred or re-issued by Sellers (with consent, if applicable; provided, that Sellers shall use commercially reasonable efforts to obtain such consent with Buyer’s reasonable cooperation but without the payment of any fee unless Buyer agrees in writing to pay such fee), all permits, licenses, allowances, water rights, registrations, consents, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Assets (the “Easements and Surface Interests”), including those described in Exhibit A-2;

(e)           the surface fee properties described on Exhibit A-3 (the “Surface Fee Properties”);

(f)           any and all oil, gas, water, CO2, injection, disposal or other wells located on, under or producing from the Leases and Lands (the “Wells”), whether producing, non-producing, shut-in, permanently or temporarily plugged or abandoned, including the Wells set forth in Exhibit B, and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time;

(g)           all equipment, machinery, fixtures and other personal, movable and mixed property located on any of the Properties or other Assets that is used in connection therewith, including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, pits, ponds, impoundments, manifolds, processing and separation facilities, pads, structures, materials and other items primarily used in the operation thereof;

(h)           the vehicles and rolling stock described on Exhibit D;

(i)           all Applicable Contracts and all rights thereunder;

(j)           all claims and causes of action to the extent attributable to the other Assets to the extent initially accruing from and after the Effective Time, or pertaining to the Assumed Liabilities;

(k)           all Imbalances relating to the Assets;

Appendix I - 3

(l)           all (i) trade accounts, accounts receivable, notes, receivable, take-or-pay amounts receivable, and other receivables and general intangibles attributable to the Assets with respect to periods of time from and after the Effective Time; and (ii) Specified Receivables (including any applicable rights to net or recoup the Specified Receivables out of proceeds of production in respect of the Assets);

(m)           originals (if available, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information and data, whether written or electronically stored, to the extent relating to the other Assets or the Acquisition Area in the possession of Sellers’ or their respective Affiliates, including: (i) land and title records (including prospect files, maps, lease records, abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) operations, environmental, production and accounting records; and (iv) facility and well records (collectively, “Records”);

(n)           all Hydrocarbons produced from or allocated to the Wells that are in storage or existing in stock tanks, pipelines or plants (including inventory, line fill and tank bottoms) and upstream of the sales meter as of the Effective Time;

(o)           all radio equipment, SCADA and measurement technology and other production related mobility devices (such as SCADA controllers, but excluding any and all central SCADA servers), well communication devices and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets and licenses are: (i) used or held for use solely in connection with the operation of the Properties; (ii) assignable (with consent, if applicable; provided, that Sellers shall use commercially reasonable efforts to obtain such consent but without the payment of any fee unless Buyer agrees in writing to pay such fee); and (iii) located on or related to the Property, as applicable (the “Production Related IT Equipment”); and

(p)           all licensed geophysical, geological, cores and core analysis, and other seismic and related technical data and information relating to the Assets (excluding, however, all geological, geophysical and other seismic and related technical data and information relating to the Assets which Sellers may not, after using commercially reasonable efforts, disclose, assign or transfer under existing agreements); provided that if Buyer requests such excepted data, (i) Sellers shall use commercially reasonable efforts to obtain the consent of the Third Party, including the consent of the Third Party to a confidentiality agreement or similar arrangement, to disclose the data without payment of money, and (ii) if Buyer agrees to reimburse Sellers for the payment of any applicable transfer fee, Sellers shall pay such transfer fee and any such data for which such consent is obtained or such transfer fee is reimbursed shall be deemed to be part of the “Assets”.

For the avoidance of doubt, to the extent that any of the foregoing are used or relate to both the Assets and certain of the Excluded Assets or any Retained Assets, such as, by way of example but not limitation, ingress and egress rights and road and pipeline easements, such assets or rights shall be jointly owned: (x) by the applicable Seller(s), as part of the Excluded Assets; and (y) by Buyer, as part of the Assets.

Appendix I - 4

“Assignment” – the Assignment and Bill of Sale from Sellers to Buyer, pertaining to the Assets (other than the fee properties included in the Assets and described in and conveyed pursuant to the Deed), substantially in the form attached to this Agreement as Exhibit E-1.

“Assumed Liabilities” – as defined in Section 1.6.

“Audit Firm” – as defined in Section 5.9(a)(i).

“Audited Seller Financial Statements” – as defined in Section 5.9(a)(ii).

“Avant Operating” – as defined in the preamble to this Agreement.

“Breach” – a “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any certificate delivered pursuant to Section 1.4(a)(iv) or Section 1.4(b)(iii) shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

“Business Day” – any day other than a Saturday, Sunday or any other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.

“Buyer” – as defined in the preamble to this Agreement.

“Buyer’s Closing Documents” – as defined in Section 3.2(a).

“Buyer Financial Statements” – as defined in Section 5.9(b).

“Buyer Group” – Buyer and its Affiliates, and their respective Representatives.

“Casualty Loss” – as defined in Section 10.13.

“CERCLA” – the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Closing” – the closing of the Contemplated Transactions.

“Closing Date” – as defined in Section 1.3.

“Code” – the Internal Revenue Code of 1986, as amended.

“Complete Remediation” – with respect to an Environmental Defect, a remediation or cure of such Environmental Defect which is completed in accordance with the Lowest Cost Response.

“Confidentiality Agreement” – that certain Confidentiality Agreement dated as of September 27, 2024, by and between Avant Natural Resources, LLC and Coterra Energy, Inc.

“Consent” – any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

Appendix I - 5

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a)           the sale of the Assets by Sellers to Buyer;

(b)           the performance by the Parties of their respective covenants and obligations under this Agreement; and

(c)           Buyer’s acquisition, ownership and exercise of control over the Assets.

“Contract” – any contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, Permit, Easement and Surface Interests or instrument vesting title or constituting Sellers’ chain of title to any real or immovable property included in the Assets.

“Credit Support” – as defined in Section 2.17.

“Cure” – as defined in Section 10.5(a)(i).

“Customary Post-Closing Consents” – the consents and approvals from any Governmental Body for the assignment of Assets from Sellers to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Cut-Off Date” – as defined in Section 1.5(e).

“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements and deficiencies, including any attorneys’ fees, legal and other costs and expenses suffered or incurred therewith.

“DCM” – as defined in the preamble to this Agreement.

“Debt Financing” means any debt financing incurred, including the public offering or private placement of debt securities, borrowing under revolving, long-term or bridge loans or indirectly through the creation of joint venture participations.

“Debt Financing Source” means, in its capacity as such, any lender or similar debt financing source providing the Debt Financing, if any, and their respective Affiliates and such other agents, arrangers, book runners, lenders, purchasers, equity sponsors or co-investors and other entities or other debt financing sources (and their respective Affiliates’) equityholders, members, employees, officers, directors, attorneys, agents, representatives or advisors and any successor or assign of any of the foregoing.

“De Minimis Environmental Defect Cost” – $200,000.

“De Minimis Title Defect Cost” – $200,000.

Appendix I - 6

“Deed” – the Surface and Mineral Deed from the applicable Sellers to Buyer, pertaining to certain of the fee properties included in the Assets, substantially in the form attached to this Agreement as Exhibit E-2.

“Defect Escrow Account” – as defined in Section 10.5(a)(ii)(A).

“Defect Escrow Amount” – as defined in Section 1.4(b)(viii).

“Defect Notice Date” – as defined in Section 10.3.

“Defensible Title” – subject to the Permitted Encumbrances (and, in each case below, as to the Target Formation only), title of Seller to the Lease Tracts set forth on Exhibit A-1 and Wells set forth on Exhibit B, as applicable, that is either: (x) deducible of record; (y) derivative of a pooling order, unitization agreement, communitization agreement or similar agreement or order issued by any Governmental Body with jurisdiction over the Assets; or (z) evidenced by unrecorded instruments or elections, made or delivered pursuant to a joint operating agreement that, in each case, as of the Effective Time and immediately prior to the Closing:

(a)           with respect to the Target Formation for each Lease Tract and Well, entitles Sellers to (i) receive not less than the Net Revenue Interest set forth for such Lease Tract in Exhibit A-1 or such Well in Exhibit B, as applicable, and (ii) in the case of any Lease Tract, ownership of not less than the Net Acres set forth on Exhibit A-1 for such Lease Tract, except for, in each case of clause (i) or clause (ii), (A) decreases in connection with those operations in which Sellers, or their respective successors or assigns, may from and after the Effective Time and in accordance with the terms of this Agreement elect to be a non-consenting co-owner; (B) decreases resulting from the establishment or amendment from and after the Effective Time of pools or units in accordance with this Agreement; and (C) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past underdeliveries;

(b)           with respect to the Target Formation for each Well, obligates Sellers to bear a percentage of the costs and expenses for the development and maintenance of, and operations relating to, such Well of not more than the Working Interest set forth in Exhibit B for such Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Execution Date under applicable operating agreements; (ii) increases to the extent that such increases are accompanied by a proportionate or greater increase in Seller’s Net Revenue Interest with respect to such Well; (iii) increases resulting from the establishment or amendment from and after the Execution Date of pools or units (to the extent permitted by this Agreement); or (iv) increases resulting from matters expressly stated on Exhibit B;

(c)           with respect to the Target Formations for each Fee Mineral, entitles Sellers to ownership of not less than the number of Net Mineral Acres set forth on Exhibit A- 4 for such Fee Mineral; and

(d)           is free and clear of all Encumbrances.

“Deposit Amount” – as defined in Section 1.2.

“Deposit Escrow Account” – as defined in Section 1.2.

Appendix I - 7

“Dispute” – any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to, or connected with this Agreement, the Contemplated Transactions, or the other Transaction Documents, including any dispute, controversy, or claim concerning the existence, validity, interpretation, performance, breach, or termination of this Agreement, the relationship of the Parties arising out of this Agreement, the Contemplated Transactions, or the other Transaction Documents.

“Dispute Notice” – as defined in Section 1.5(d).

“Dispute Resolution Provisions” – as defined in Section 11.5.

“Disputed Environmental Amount” – as defined in Section 10.10(b).

“Disputed Matter” – as defined in Section 10.14(a).

“Disputed Title Amount” – as defined in Section 10.5(c).

“Division” – as defined in Section 5.10(a)(i).

“e-mail” – as defined in Section 11.4.

“Easements and Surface Interests” – as set forth in the definition of “Assets”.

“Effective Time” – October 1, 2024, at 12:01 a.m. local time at the location of the Assets.

“Election Period” – as defined in Section 5.8(a).

“Encumbrance” – any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest or other arrangement substantially equivalent thereto.

“Environmental Condition” – any event occurring or condition existing on the Execution Date with respect to the Assets that causes a Well to be subject to remediation currently required under, or currently in violation of or noncompliance with, an Environmental Law, other than (a) any plugging and abandonment obligations or (b) any event or condition to the extent caused by or relating to (i) asbestos, asbestos containing materials or NORM, (ii) relating to subsidence monitoring or remediation, or (iii) that was disclosed to Buyer (or of which Buyer otherwise had Knowledge) prior to the Execution Date; provided, however, that the term “Environmental Condition” shall not include (A) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned, (B) the mere fact that a pipe is temporarily not in use, (C) all losses, obligations and liabilities for plugging, decommissioning, removal of equipment, abandonment and restoration obligations of the Assets that arise under Environmental Laws or requested by any Governmental Body (except to the extent constituting a current violation of Environmental Law as of the Execution Date), (C) the presence of NORM or asbestos, other than with respect to the presence of NORM or asbestos in quantities that presently require remediation or abatement under Environmental Law, and (D) except with respect to personal property (1) that causes or has caused contamination of soil, surface water or groundwater or (2) the use or condition of which is a current violation of Environmental Law, the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment.

Appendix I - 8

“Environmental Defect” – an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer pursuant to Section 4.1.

“Environmental Defect Notice” – as defined in Section 10.9.

“Environmental Defect Property” – as defined in Section 10.9.

“Environmental Defect Value” – with respect to each Environmental Defect, the amount of the Lowest Cost Response for such Environmental Defect.

“Environmental Law” – any applicable Legal Requirement in effect as of or prior to the Execution Date relating to pollution or the protection of the environment, natural resources or worker health and safety (to the extent relating to exposure to Hazardous Materials), including CERCLA and those Legal Requirements relating to the storage, handling and use of Hazardous Materials and those Legal Requirements relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Law” does not include: (a) good, prudent or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body; or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., or any other Legal Requirement governing health or worker safety or workplace conditions (except to the extent relating to exposure to Hazardous Materials).

“Environmental Liabilities” – all costs (including remedial, removal, response, clean up, investigation or monitoring costs), Damages, expenses, liabilities, obligations and other responsibilities arising from or under Environmental Laws, Permits required thereunder or Third Party claims relating to the environment, and which relate to the Assets or the ownership or operation of the same, including (a) any actual or threatened release of Hazardous Materials into the environment or resulting from or attributable to exposure to Hazardous Materials, (b) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, release or threatened release, transport or handling of Hazardous Materials, or (c) any other matter, condition or circumstance concerning Environmental Laws or Permits required thereunder or the violation thereof.

“Escrow Agent” – J.P. Morgan Chase Bank, N.A.

“Escrow Agreement” – the escrow agreement, dated as of the Execution Date, by and among Buyer, Seller Representative and the Escrow Agent to establish the Deposit Escrow Account and the Defect Escrow Account.

Appendix I - 9

“Excluded Assets” – (a) all of Sellers’ corporate minute books, financial records, Income Tax records and other business and Tax records that relate to Sellers’ business generally (including the ownership and operation of the Assets); (b) except to the extent related to any Assumed Liabilities, all trade credits, all accounts, all receivables of Sellers and all other proceeds, income or revenues of Sellers attributable to the Assets and attributable to any period of time prior to the Effective Time (other than the Suspense Funds and the Specified Receivables); (c) except to the extent related to any Assumed Liabilities, all claims and causes of action of Sellers or their Affiliates that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) except to the extent related to any Assumed Liabilities and further subject to Section 10.13, all rights and interests of Sellers: (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) Sellers’ rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time (excluding Hydrocarbons produced from or allocated to the Wells in storage or existing in stock tanks, pipelines or plants (including inventory, line fill and tank bottoms) for which the Purchase Price has been adjusted pursuant to Section 1.5(c)(i)(G)); (f) all claims of Sellers or any of their Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to: (i) Asset Taxes for which Sellers are responsible pursuant to Section 11.3; (ii) Income Taxes paid by Sellers or their Affiliates; (iii) any Taxes attributable to the Excluded Assets; and (iv) any other Taxes relating to the ownership or operation of the Assets that are attributable to any taxable period (or portion of any Straddle Period) ending prior to the Effective Time; (g) all information technology assets, other than the Production Related IT Equipment, including all desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, or computer software and telephone equipment; (h) all of Sellers’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Sellers that may be protected by any attorney-client privilege or any attorney work product doctrine (other than title opinions); (j) all records and data that cannot be disclosed to Buyer as a result of confidentiality arrangements under existing written agreements (other than title opinions); (k) until the Cut-Off Date, all audit rights or obligations (and all claims, defenses, causes of action and rights to settlements, refunds and proceeds with respect thereto) for which Sellers or their Affiliate bears responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (l) except to the extent included in clause (p) of the definition of “Assets”, all of Sellers’ and their Affiliates’ proprietary and non-proprietary geophysical or other seismic and related technical data and information, including Sellers’ or their Affiliate’s interpretations of any such data relating to the Assets; (m) documents prepared or received by Sellers or their Affiliates with respect to: (i) lists of prospective purchasers for such transactions compiled by Sellers; (ii) bids submitted by other prospective purchasers of the Assets; (iii) analyses by Sellers or their Affiliates of any bids submitted by any prospective purchaser; (iv) correspondence between or among Sellers, their respective Representatives and any prospective purchaser other than Buyer; and (v) correspondence between or among Sellers or any of their Representatives with respect to any of the bids, the prospective purchasers or the Contemplated Transactions; (n) all e-mails on Sellers’ servers and networks relating to the Assets or the Excluded Assets and all other electronic files on Sellers’ servers and networks constituting any other Excluded Asset; (o) a copy of all Records; (p) any Contracts that constitute master services agreements or similar contracts; (q) any Hedge Contracts; (r) any debt instruments; (s) for each Well operated by Sellers or their Affiliate, all overhead charges and rates received or receivable by Sellers or their applicable Affiliate in its capacity as “operator” under any operating agreement or COPAS accounting procedure attributable to such Well through and until the Closing Date (or, if later, the transition of operations of the Assets to Buyer); and (t) the assets, properties and interests specifically listed in Exhibit F.

Appendix I - 10

“Execution Date” – as defined in the preamble to this Agreement.

“Expert” – as defined in Section 10.14(b).

“Expert Decision” – as defined in Section 10.14(d).

“Expert Proceeding Notice” – as defined in Section 10.14(a).

“Fee Minerals” – as set forth in the definition of “Assets”.

“Final Amount” – as defined in Section 1.5(d).

“Final Settlement Date” – as defined in Section 1.5(d).

“Final Settlement Statement” – as defined in Section 1.5(d).

“Financing” – as defined in Section 5.9(a)(iii).

“Fraud” – (a) a knowing and intentional misrepresentation of a material fact by a Party, (b) made with the intent of inducing any other Party to act, or refrain from acting, or otherwise rely on such knowing and intentional misrepresentation to such induced Party’s detriment and (c) made with the actual (not constructive or imputed) knowledge or belief of its falsity. For the avoidance of doubt, “Fraud” does not include constructive fraud, equitable fraud, or promissory fraud.

“Fundamental Representations” – those representations set forth in Section 2.1, Section 2.2, Section 2.3 and Section 2.6.

“GAAP” – generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“GIF”– as defined in the preamble to this Agreement.

“Governmental Authorization” – any approval, consent, license, permit, registration, variance, exemption, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or any tribal authority with jurisdiction over any Tribal Leases; (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Group” – either Buyer Group or Seller Group, as applicable.

Appendix I - 11

“Hazardous Materials” – any chemical, constituent, material, pollutant, contaminant, substance or hazardous or toxic waste that is regulated by any Governmental Body or may form the basis of liability under any Environmental Law.

“Hedge Contract” – any Contract to which a Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HSR Act” – the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Hydrocarbons” – oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals, products and substances extracted, separated, processed and produced in association therewith.

“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases and imbalances under gathering or transportation agreements.

“Income Taxes” – (i) income, franchise, branch, or other similar Taxes based upon, measured by or calculated with respect to net income, profits, capital or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if net income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated) or (ii) withholding Taxes measured with reference to or as a substitute for any Tax included in clause (i).

“Instruments of Conveyance” – the Assignment, Deed and Assignment of Affiliate Interests. The Instruments of Conveyance shall be without warranty of title, whether express, implied, statutory or otherwise, it being understood that Buyer shall have the right to conduct pre-Closing title due diligence as described in Article 10, and that the rights and remedies set forth in Article 10 shall be Buyer’s sole rights and remedies with respect to title.

“Interest Reduction” – as defined in clause (a) of the definition of “Permitted Encumbrances”.

“Invasive Activity” – as defined in Section 4.1(b).

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without any duty of inquiry. A Seller will be deemed to have “Knowledge” of a particular fact or other matter if any of the individual(s) designated on Schedule SK for such Seller has Knowledge of such fact or other matter. Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individual(s) has Knowledge of such fact or other matter: Brad Wechsler, Michael DeShazer and Todd Roemer.

Appendix I - 12

“Lands” – as set forth in the definition of “Assets”.

“Lease Tract” – with respect to a Lease, each tract of land covered by such Lease as to the Target Formation(s) set forth in Exhibit A-1 for such tract.

“Leases” – as set forth in the definition of “Assets”.

“Legal Requirement” – any federal, state, local, municipal, foreign, international or multinational law, Order, constitution, ordinance or rule, including rules of common law, regulation, statute, or treaty.

“Letter Support Agreement” – as defined in Section 1.4(a)(xi).

“Lowest Cost Response” – the response required or allowed under Environmental Laws in effect on the Execution Date that addresses and resolves (for current and future use in the same manner as currently used) the identified Environmental Condition in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include any costs or expenses relating to plugging and abandonment obligations or the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM.

“LPP” – as defined in the preamble to this Agreement.

“LWS” – as defined in the preamble to this Agreement.

“Material Adverse Effect” – any event, change, or circumstance that has resulted in, or would reasonably be expected to, individually or in the aggregate, result in Damages greater than fifteen percent (15%) of the Purchase Price or that has otherwise had, or would reasonably be expected, individually or in the aggregate, to have, a material adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole. Notwithstanding the foregoing, the term “Material Adverse Effect” shall not include material adverse effects resulting from: (a) entering into this Agreement or the announcement of the Contemplated Transactions; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including any such change to energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges; (c) any action or omission of any Seller taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (d) any effect resulting from general changes in industry, economic or political conditions in the United States; (e) civil unrest, any outbreak of hostilities, terrorist activities or war or any similar disorder; (f) any set of facts, occurrences or conditions specified in reasonable detail in the Exhibits and Schedules to this Agreement as of the Execution Date; (g) any failure to meet internal or third party projections or forecasts or revenue or earnings or reserve predictions, including as a result of the failure of any Third Party operator or working interest owner to develop all or a portion of any Assets, or any other action taken or failed to be taken by a Third Party operator or owner of working interests with respect to any Assets; (h) changes or developments in financial or securities markets or the economy in general; (i) the outbreak or continuation of any disease, epidemic or pandemic (including the continuation of COVID-19 or any variation thereof); (j) acts or failures to act of any Governmental Body (including any new regulations related to the upstream industry), except to the extent arising from a Seller’s action or inaction; (k) acts of God, including hurricanes and storms; (l) any reclassification or recalculation of reserves in the ordinary course of business; (m) natural declines in well performance; (n) general changes in Legal Requirements, in regulatory policies, or in GAAP (or the interpretation thereof); (o) seasonal reductions in revenues or earnings of Sellers in the ordinary course of their business; (p) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; or (q) matters as to which an adjustment is provided for under Section 1.5(c) or for which Sellers are required to indemnify Buyer under this Agreement.

Appendix I - 13

“Material Contracts” – as defined in Section 2.9(a).

“Material Permits” – as defined in Section 2.11.

“Midstream Agreements” – as defined in Section 5.3.

“Net Acre” – as calculated separately with respect to each Lease Tract, (a) the number of gross acres of land covered by such Lease Tract, multiplied by, (b) the undivided interest in the fee or mineral interests in such lands burdened by or constituting such Lease Tract, multiplied by (c) Sellers’ undivided interest in such Lease Tract.

“Net Mineral Acres” – as calculated separately with respect to each Fee Minerals identified on Exhibit A-4 as to the Target Formations, as applicable, in each case for the life of such Fee Mineral, (a) the number of gross acres in the land covered by such Fee Minerals, multiplied by (b) the lessor’s (or fee mineral interest owner’s) undivided percentage interest in such lands, multiplied by (c) Sellers’ undivided interest in such Fee Minerals. In the event the interest of Sellers varies by tract or depth, there shall be a separate calculation made on a tract-by-tract or depth-by-depth basis to determine the total Net Mineral Acres covered by a Fee Mineral.

“Net Revenue Interest” – with respect to the Target Formation for any Lease Tract or Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease Tract or Well within the applicable Target Formation (and subject to any reservations, limitations or depth restrictions described in Exhibit A-1 or Exhibit B, as applicable), after satisfaction of all other Royalties.

“NORM” – naturally occurring radioactive material.

“Order” – any binding award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body.

“Ordinary Course Development Plan” – as defined in Section 4.2.

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“Ordinary Course Deviations” means (a) any delays due to force majeure events, downhole conditions, impenetrable substances or other events or matters that are not within the reasonable control of Sellers after the exercise of diligent and reasonable efforts or (b) any ordinary course deviations with respect to the wells and completion set forth in the Ordinary Course Development Plan only after consultation with Buyer.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and resolutions of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.

“Outside Date” – as defined in Section 8.1(d).

“Party” or “Parties” – as defined in the preamble to this Agreement.

“Permits” – all governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, Orders, authorizations and related instruments or rights solely relating to the ownership, operation or use of the Assets.

“Permitted Encumbrance”– any of the following:

(a)           the terms and conditions of all Leases and Contracts (including sliding scale royalties) if the net cumulative effect of such Leases and Contracts does not: (i) impair, in any material respect, the ownership, operation or use of the affected Asset(s) subject thereto or affected thereby as currently owned, operated or used by Sellers or their respective Affiliates; (ii) operate to reduce the Net Acres, Net Mineral Acres, or Net Revenue Interest, as applicable, of Sellers with respect to the Target Formation for any Lease Tract, Fee Mineral, or Well to an amount less than the Net Acres, Net Mineral Acres, or Net Revenue Interest set forth in Exhibit A-1, Exhibit A-4, or Exhibit B, as applicable, for such Lease Tract, Fee Mineral, or Well, in each case, as to such Target Formation; or (iii) obligate Sellers to bear a Working Interest for any Lease Tract or Well in any amount greater than the Working Interest set forth in Exhibit A-1 or Exhibit B for such Lease Tract or Well as to the applicable Target Formation (unless the Net Revenue Interest for such Lease Tract or Well is greater than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit B, as applicable, in the same or greater proportion as any increase in such Working Interest) (clauses (ii) and (iii), collectively an “Interest Reduction”);

(b)           any Preferential Purchase Rights and Consents that are (i) set forth on Schedule 2.10 and (ii) triggered by the Contemplated Transactions;

(c)           excepting circumstances in which such rights have already been triggered prior to the Effective Time, conventional rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(d)           liens for Taxes (i) that are not yet due or delinquent or (ii) if delinquent, that are being contested in good faith and are set forth on Schedule PE;

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(e)           all rights to consent by, required notices to, filings with or other actions by Governmental Bodies in connection with the conveyance of the Leases, if the same are customarily sought and received after the Closing;

(f)           except with respect to the special warranty of Defensible Title in Section 2.18, encumbrances or defects that Buyer has expressly waived in writing at or prior to the Closing;

(g)           all Legal Requirements and all rights reserved to or vested in any Governmental Body: (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit, in each case, to the extent that the same does not (A) impair, in any material respect, the ownership, operation or use of the affected Asset(s) subject thereto or affected thereby as currently owned, operated or used by Sellers or their respective Affiliates, or (B) result in an Interest Reduction;

(h)           rights of a common owner of any interest currently held by a Seller and such common owner as tenants in common or through common ownership, in each case, to the extent that the same does not (i) impair, in any material respect, the ownership, operation or use of the affected Asset(s) subject thereto or affected thereby as currently owned, operated or used by Sellers or their respective Affiliates, or (ii) result in an Interest Reduction;

(i)           easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not (i) impair in any material respect, the ownership, operation or use of the affected Asset(s) subject thereto or affected thereby as currently owned, operated or used by Sellers or their respective Affiliates, or (ii) result in an Interest Reduction;

(j)           any (i) liens created under the terms of the Leases, Surface Fee Properties, Easements and Surface Interests, or the Contracts, and (ii) materialman’s liens, warehouseman’s liens, workman’s liens, carrier’s liens, mechanic’s liens, vendor’s liens, repairman’s liens, employee’s liens, contractor’s, operator’s liens, construction liens, in each case of (i) and (ii), that secure amounts or obligations not yet delinquent (including any amounts being withheld as provided by any Legal Requirement), or, if delinquent, that are being contested in good faith by appropriate Proceedings;

(k)           any Encumbrance affecting the Assets that is discharged by Seller pursuant to the terms of this Agreement at or prior to Closing;

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(l)           defects based solely on assertions that Sellers’ files lack information (including lack of title opinions);

(m)           lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests and similar Royalties if the net cumulative effect of such Royalties does not (i) impair in any material respect, the ownership, operation or use of the affected Asset(s) subject thereto or affected thereby as currently owned, operated or used by Sellers or their respective Affiliates, or (ii) result in an Interest Reduction;

(n)           defects or irregularities of title: (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Sellers’ title; (ii) arising out of lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment or approval of any instrument in Sellers’ chain of title unless Buyer provides reasonable evidence that such lack of evidence could reasonably be expected to result in another Person’s superior title from a Third Party attributable to such matter; (iii) consisting of the failure to recite marital status or omissions of heirship Proceedings in documents unless Buyer provides reasonable evidence that such lack of evidence could reasonably be expected to result in another Person’s superior title; (iv) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) resulting from failure to record releases of liens, production payments, or mortgages (including mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease) that have expired by their own terms; or (vi) based on a gap in Sellers’ chain of title: (A) so long as such gap does not provide a Third Party with a superior claim; or (B) unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain;

(o)           Imbalances;

(p)           calls on Hydrocarbon production under existing Contracts;

(q)           defects arising from failure of any non-participating royalty owners to ratify a unit;

(r)           increases in the Working Interest resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements after the Effective Time, so long as there is also a corresponding proportionate increase in the Net Revenue Interest of Sellers or their Affiliate with respect to such Lease Tract or Well;

(s)           any matters referenced or set forth on Exhibit A-1, Exhibit A-4, or Exhibit B or described in Schedule PE;

(t)           any maintenance of uniform interest provision in an operating agreement if waived with respect to the Contemplated Transactions by the party or parties having the right to enforce such provision, or if the violation of such provision would not give rise to the unwinding of the sale of the affected Asset to Buyer;

(u)           unreleased instruments (including prior oil and gas leases and mortgages) that have expired and terminated by their own terms, or for which it is reasonably apparent based on relevant circumstances that such instrument has expired or terminated, or the enforcement of which is barred by applicable statutes of limitation, in each case, unless Buyer provides reasonable evidence that such instruments continue in force and effect and give rise to a third Person’s superior claim of title to the applicable Asset(s);

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(v)           defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor, unless a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee thereunder and, in such case, such mortgage has not been subordinated to the Lease applicable to such Asset;

(w)           lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, or (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, communitization pooling or operating agreements, unit designations, joint operating agreement, spacing orders, or production or drilling units not yet obtained, formed, or created, in each case, so long as the same would not (A) impair, in any material respect, the ownership, operation or use of the affected Asset(s) subject thereto or affected thereby as currently owned, operated or used by Sellers or their respective Affiliates, or (B) result in an Interest Reduction; and

(x)           any defects arising out of (i) any lawsuit or other action asserting that the Bureau of Indian Affairs improperly approved leases of allotted lands that were not in the “best interest” of the lessor because of an inadequate lease bonus or otherwise; or (ii) the failure of the Bureau of Indian Affairs to have approved any assignments in a Seller’s chain of title to a Lease covering allotted lands unless that the Bureau of Indian Affairs has affirmatively denied in writing such approval.

“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Body.

“Phase I Environmental Site Assessment” – a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-21) or any other similar visual site assessment or review of records, reports or documents.

“Plan of Division” – as defined in Section 5.10(a)(i).

“Post-Closing Date” – as defined in Section 1.5(d).

“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof, including any option, right of first refusal or similar preferential purchase right burdening any of the Assets as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 1.5(c), based upon the best information available at the time of the Closing.

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“Preliminary Settlement Statement” – as defined in Section 1.3(b).

“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before any Governmental Body.

“Production Related IT Equipment” – as set forth in the definition of “Assets”.

“Property” or “Properties” – as set forth in the definition of “Assets”.

“Property Costs” – all operating expenses (including but not limited to utilities costs of insurance, rentals, rig demobilization costs, title examination and curative actions) and capital expenditures (including rentals, options and other lease maintenance payments, broker fees and other property acquisition costs and costs of acquiring equipment), respectively, incurred in the ordinary course of business attributable to the use, operation and ownership of the Assets (without duplication) (provided, that for the avoidance of doubt, Property Costs shall not include any Taxes). However, Damages attributable to the following shall be excluded from Property Costs: (a) personal injury or death, property damage, torts, breach of contract or violation of any Legal Requirement; (b) future obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits (other than any such operations as are expressly contemplated in Schedule 2.12 or Schedule 4.2); (c) Environmental Liabilities; (d) costs incurred to cure or remediate Title Defects or Environmental Defects under this Agreement; (e) obligations with respect to Imbalances; (f) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Assets but held in suspense, including Suspense Funds; (g) payroll and overhead costs of Sellers and their Affiliates; and (h) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (g), whether such claims are made pursuant to contract or otherwise.

“Public Announcement Restrictions” – as defined in Section 11.13(a).

“Purchase Price” – as defined in Section 1.2.

“R&W Conditional Binder” – the conditional binder attached hereto as Exhibit H.

“R&W Insurance Policy” – a representations and warranties insurance policy to be issued by the R&W Insurer, to be fully paid by Buyer and bound for the benefit of Buyer in accordance with the R&W Conditional Binder. The term “R&W Insurance Policy” shall also include any excess representations and warranties insurance policies providing coverage in excess of the policy attached to the R&W Conditional Binder.

“R&W Insurer” – QBE Specialty Insurance Company.

“Records” – as set forth in the definition of “Assets”.

“Records Period” – as defined in Section 5.9(b).

“Regulation S-X” – as defined in Section 5.9(a)(i).

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“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Consent” – any Consent with respect to which: (a) such Consent is expressly denied in writing by the holder of the Consent; (b) there is a provision within the applicable instrument that such Consent may be withheld in the sole and absolute discretion of the holder; or (c) there is provision within the applicable instrument expressly stating that an assignment in violation thereof: (i) is void or voidable; (ii) triggers the payment of specified liquidated damages; or (iii) causes termination of the applicable Assets to be assigned. For the avoidance of doubt, “Required Consent” does not include (A) any Customary Post-Closing Consents or (B) any Consents that, by their terms, cannot be unreasonably withheld (or that contain language to a similar effect) that are not denied in writing.

“Retained Assets” – any rights, titles, interests, assets and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing; provided, however, that if such Assets, after the Closing, are subsequently sold to Buyer under the terms of this Agreement, then such Assets will no longer be considered Retained Assets and will be deemed to be part of the “Assets”.

“Royalties” – royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of Hydrocarbon production.

“Securities Act” – the Securities Act of 1933.

“Seller” and “Sellers” – as defined in the preamble to this Agreement.

“Seller Closing Documents” – as defined in Section 2.2(a).

“Seller Employee” – as defined in Section 5.6.

“Seller Group” – Sellers and their Affiliates, and their respective Representatives.

“Seller Representative” – as defined in Section 11.16.

“Seller Taxes” – (a) Income Taxes imposed on Sellers (or any of their Affiliates), (b) any Asset Taxes allocable to Sellers pursuant to Section 11.3 (taking into account, and without duplication of, such Asset Taxes effectively borne by Sellers as a result of (i) the adjustments to the Purchase Price made pursuant to Section 1.5(c) or Section 1.5(d), and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 11.3), and (c) any Taxes imposed on or with respect to any Excluded Asset.

“Sellers Certificates” – as defined in Section 1.4(a)(iv).

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“Settlement Price” – with respect to volumes of Hydrocarbons: (a) if such volumes are actually sold on or prior to the date of determination of the Settlement Price, the actual sale price for such Hydrocarbons; (b) if such volumes have not been sold on or prior to the date of determination, but are subject to Contracts setting forth pricing terms for the sale of such Hydrocarbons, the Contract price for such volumes as of the Effective Time; or (c) if neither clause (a) nor (b) applies to such Hydrocarbons on the date of determination of the Settlement Price, then the Settlement Price shall be the applicable posted price in the field where the Assets are located at the Effective Time; in each case, less any actual out-of-pocket costs arising from or attributable to the post-production marketing of such Hydrocarbons (including any gathering, compression, storage, processing, treatment, and transportation expenses or marketing fees for such Hydrocarbons).

“Specified Receivables” – as defined in Section 1.5(c)(i)(D).

“Straddle Period” – any taxable period beginning before and ending after the Effective Time.

“Standstill Agreement” as defined in Section 1.4(a)(x).

“Surface Fee Properties” – as set forth in the definition of “Assets”.

“Surviving AO Interests” – as defined in Section 5.10(a)(ii).

“Suspense Funds” – all funds held in suspense (whether positive or negative, and including funds held in suspense for unleased interests) that are attributable to the Assets or any interests pooled, unitized, or communitized therewith; provided, however, the term “Suspense Funds” does not include any interest or penalty on any such funds.

“Target Area” – the area depicted on Exhibit TA.

“Target Formation” – with respect to: (a) each Lease Tract, the formation(s) specified for such Lease Tract on Exhibit A-1; and (b) each Well, the currently producing formation (or, if such Well is not producing, the last productive formation (if such Well has previously produced) or the target landing formation, as applicable) for such Well.

“Tax” or “Taxes” – any and all (a) federal, state, provincial, local, foreign and other taxes, fees, and other similar governmental charges, in each case, in the nature of a tax imposed by any Governmental Body, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental, registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property (including real or personal), value added, capital gains, sales, goods and services, use, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production, customs duty, stamp duty, estimated and excise taxes, together with any interest, penalties, fines or additions thereto, and (b) liabilities in respect of any item described in clause (a) above that arises by reason of a contract, assumption, or being a transferee, successor or a member of a consolidated, combined or unitary group.

“Tax Allocation” – as defined in Section 1.7.

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“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements or any other similar document supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof or supplement thereto.

“Third Party” – any Person other than a Party or an Affiliate of a Party.

“Threatened” – a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Party or any of its officers, directors or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Title Benefit” – as defined in Section 10.7(a).

“Title Benefit Amount” – as defined in Section 10.7(b).

“Title Benefit Notice” – as defined in Section 10.7(a).

“Title Benefit Properties” – as defined in Section 10.7(a).

“Title Benefit Value” – as defined in Section 10.7(a).

“Title Defect” – any Encumbrance, defect or other matter that causes Sellers not to have Defensible Title other than the following (which shall not be considered Title Defects):

(a)           defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in any applicable public records, in each case, to the extent that such federal or state Leases or any assignments of interests in such Leases is reflected in the records of the applicable Governmental Body or vice versa;

(b)           any Encumbrance or loss of title resulting from Sellers’ conduct of business, to the extent such conduct is performed in accordance with Section 4.2;

(c)           defects arising from any change in applicable Legal Requirement after the Execution Date; and

(d)          defects that affect only which non-Seller Person has the right to receive Royalty payments or Working Interest payments, rather than the amount or the proper payment of such Royalty or working interest payment.

“Title Defect Cure Period” – as defined in Section 10.5(a).

“Title Defect Notice(s)” – as defined in Section 10.3.

“Title Defect Property” – as defined in Section 10.3.

“Title Defect Value” – as defined in Section 10.3.

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“Transaction Documents” – (a) this Agreement, (b) the Instrument of Conveyances, (c) the Confidentiality Agreement, (d) the Seller’s Closing Documents, (e) the Buyer’s Closing Documents, (f) the Standstill Agreement, and (g) each other agreement, document, certificate or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing or delivered by a Party at Closing.

“Transfer Tax” – all transfer, documentary, sales, use, stamp, registration and similar Taxes (but excluding Income Taxes) and fees arising out of, or in connection with, the transfer of the Assets to Buyer.

“Transition Services Agreement” – the transition services agreement substantially in the form attached to this Agreement as Exhibit I.

“Tribal Lease” – any Leases to which a tribe or tribal entity (other than the United States Bureau of Indian Affairs) is a lessor party thereunder.

“Unaudited Seller Financial Statements” – as defined in Section 5.9(a)(ii).

“Units” – as set forth in the definition of “Assets”.

“Wells” – as set forth in the definition of “Assets”.

“Working Interest” – with respect to the Target Formation of any Well, the interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well (limited to the applicable Target Formation and subject to any reservations, limitations or depth restrictions described in Exhibit B, for such Well), but without regard to the effect of any Royalties or other burdens.

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